UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

INFINERA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2009

10:00 a.m., Pacific Time

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Infinera Corporation, a Delaware corporation (the “Company” or “Infinera”). Notice is hereby given that the meeting will be held on June 11, 2009, at 169 Java Drive, Sunnyvale, CA 94089 at 10:00 a.m., Pacific Time for the following purposes:

1.	To elect two Class II directors for a term of three years or until successors have been duly elected and qualified;

2.	To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 26, 2009;

3.	Approve a stock option exchange program that, if undertaken, would permit our eligible employees to exchange certain outstanding stock options for restricted stock units, except that executive officers would receive options with a lower exercise price rather than restricted stock units; and

4.	To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) is April 22, 2009. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any postponement or adjournment thereof. A list of our stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to inform you that Infinera will again be utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet. The rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Pursuant to these rules, instead of mailing a printed copy of the Company’s proxy materials to each stockholder we have elected to provide access to our proxy materials over the Internet. Accordingly, with the exception of certain of our largest stockholders who will receive printed copies of the Company’s proxy materials by mail, stockholders of record at the close of business on April 22, 2009 will receive a Notice of Internet Availability of Proxy Materials and may vote at the Annual Meeting and any postponements or adjournments of the meeting. We expect to mail the Notice of Internet Availability of Proxy Materials by May 1, 2009, at least 40 calendar days prior to the Annual Meeting date.

Whether or not you expect to attend the Annual Meeting in person it is important that your shares are represented. If you do not wish to vote in person or you will not be attending the Annual Meeting you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail; likewise, you may vote by mail or by telephone IF you are receiving these materials by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

/S/ MICHAEL O. MCCARTHY, III
Michael O. McCarthy, III Chief Legal Officer and Corporate Secretary

Sunnyvale, California
April 27, 2009

i

ii

Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 11, 2009

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I being provided access to these proxy materials?

A:	The Board of Directors of Infinera (the “Board of Directors”) is providing you access to these proxy materials in connection with the solicitation of proxies for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 11, 2009 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy materials to all stockholders entitled to vote at the Annual Meeting, the Company is furnishing the proxy materials to its stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of the Company’s proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at the Company’s principal executive offices, located at 169 Java Drive, Sunnyvale, California 94089.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the close of business on April 22, 2009. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 10:00 a.m. Pacific Time.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

-	The election of two Class II directors to serve until the 2012 annual meeting of stockholders or until successors have been duly elected and qualified;

-	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2009; and

-	Approval of a stock option exchange program that, if undertaken, would permit our eligible employees to exchange certain outstanding stock options for restricted stock units, except that executive officers would receive options with a lower exercise price rather than restricted stock units.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are property submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the Board of Directors recommend that I vote?

A:	Proposal One—Directors are elected by a combination of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not affect the outcome of the election. Stockholders may not cumulate votes in the election of directors. The Board of Directors unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal One.

Proposal Two—Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2009 requires the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. The Board of Directors unanimously recommends that you vote your shares “FOR” Proposal Two.

Proposal Three—Approval of a stock option exchange program that, if undertaken, would permit our eligible employees to exchange certain outstanding stock options for restricted stock units, except that executive officers would receive options with a lower exercise price rather than restricted stock units. To be approved, this proposal requires the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. The Board of Directors unanimously recommends that you vote your shares “FOR” Proposal Three.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street” name?

A:	If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the “stockholder of record”, with respect to those shares, and, with the exception of certain stockholders who have been solicited by mail, the Notice has been sent directly to you by the Company.

Beneficial owners—Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of the Company’s common stock at the close of business on April 22, 2009 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 95,362,167 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of the Company’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (i) are present in person at the Annual Meeting, or (ii) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker “non-votes” are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker “non-vote?”

A:	A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal. For the Annual Meeting this year, all matters to be submitted to a vote of the stockholders are “routine” matters for which such discretionary voting power should exist. Therefore, for the Annual Meeting this year, we do not expect any broker non-votes.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

Beneficial owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee; please refer to the voting instructions provided to you by your broker, trustee or nominee.

Internet—Stockholders of record with Internet access may submit proxies by following the instructions on the Notice. Most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.

Mail—If you have not already received one, you may request a proxy card from the Company, and indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:	If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal One, “FOR” Proposal Two, and “FOR” Proposal Three.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of record—If you are a stockholder of record, you may change your vote by (1) filing with the Company’s General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Company’s General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Company’s General Counsel or should be sent so as to be delivered to the Company’s principal executive offices, Attention: General Counsel.

Beneficial owners—If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee, or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

A stockholder of record that has voted via the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company will bear all expenses of soliciting proxies for the Annual Meeting. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The Company intends to announce preliminary voting results at the Annual Meeting and will publish final results in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2009, which ends on June 27, 2009.

Additional Information

Q:	What should I do if I receive more than one Notice of Internet Availability or set of proxy materials?

A:	If you received more than one Notice or set of proxy materials, your shares likely are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Can I access the Company’s proxy materials and Annual Report on Form 10-K over the Internet?

A:	The Company’s proxy materials will be available on the Company’s website at http://www.infinera.com/annual_meeting, and all stockholders and beneficial owners will have the ability to vote free of charge on-line with their control number referred to in the Notice at http://www.proxyvote.com. The Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 (the “2008 Annual Report”) is also available on the Internet as indicated in the Notice. In addition, you can access this Proxy Statement and the 2008 Annual Report by going to the Company’s website at http://www.infinera.com/annual_meeting. The 2008 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

There are two nominees for election to Class II of the Board of Directors this year, Dan Maydan and Jagdeep Singh. Nomination of the Class II directors to stand for election at the Annual Meeting was recommended by the Nominating & Governance Committee and approved by the Board of Directors. Information regarding the business experience of Messrs. Maydan and Singh, and the other members of the Board of Directors is included below. If elected, Messrs. Maydan and Singh shall serve a three-year term until the Company’s Annual Meeting of Stockholders in 2012 and until their successors are duly elected and qualified.

In February 2009, Mr. Martin informed the Board of Directors that he will not be standing for re-election to the Board of Directors when his term expires at the Annual Meeting. In order to assure a smooth transition, Mr. Martin will continue to serve on the Board of Directors and the Audit Committee and Compensation Committee of the Board of Directors through the 2009 Annual Meeting.

Votes may not be cast in person or by proxy at the Annual Meeting for more than two nominees to the Board of Directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the persons recommended by the Board of Directors. If you wish to give specific instructions with respect to the voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Our Board of Directors unanimously recommends a vote FOR the election to the Board of Directors of the named nominees.

The nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected as directors of Infinera. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than two individuals. In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominees who may be designated by the then current Board of Directors to fill the vacancy.

Nominees for Class II Directors Term Expires in 2012

Dan Maydan, Ph.D. Director since 2001 Age 73	Dan Maydan, Ph.D., has been a member of our Board of Directors since September 2001. From December 1993 to April 2003, Dr. Maydan served as President of Applied Materials Inc., a company that manufactures semiconductor equipment, and was appointed President Emeritus of the company in April 2003. Dr. Maydan was a member of the board of directors of Applied Materials Inc. from June 1992 until March 2006. Dr. Maydan serves on the board of directors of Electronics for Imaging, Inc., a digital imaging and print management solutions company. Dr. Maydan holds a B.S. and M.S. in Electrical Engineering from the Israel Institute of Technology and a Ph.D. in Physics from Edinburgh University of Scotland.

Jagdeep Singh Director since 2001 Age 41	Jagdeep Singh, co-founded Infinera and has served as the President and Chief Executive Officer since January 2001, and as Chairman of the Board of Directors since March 2001. From December 1999 to December 2000, Mr. Singh served as a co-founder and Chief Executive Officer of OnFiber Communications, Inc., an optical telecommunications carrier. Mr. Singh holds a B.S. in Computer Science from the University of Maryland, an M.S. in Computer Science from Stanford University and an M.B.A. from the University of California, Berkeley.

Information Regarding Other Directors Continuing In Office

Set forth below is information regarding each of our continuing directors, including their ages as of March 6, 2009, the periods during which they have served as a director, and certain information as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

Incumbent Class III Directors whose Terms Expire in 2010

Kenneth A. Goldman, age 59, has been a member of our Board of Directors since February 2005. Mr. Goldman has been the Senior Vice President Finance and Administration and Chief Financial Officer of Fortinet Inc., a provider of unified threat management solutions since September 2007. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. From December 1999 to December 2003, Mr. Goldman served as an advisory council member of the Financial Accounting Standards Board Advisory Council. Mr. Goldman serves on the boards of directors of BigBand Networks, Inc., a provider of broadband multimedia infrastructure and Starent Networks Corp., a provider of networking solutions. Mr. Goldman also acts as a senior advisor to Greenhill & Co., Inc., a leading independent investment bank. Mr. Goldman served on the board of directors of Juniper Networks, Inc., an IP network solutions company, until his resignation from the position in January 2008. Mr. Goldman is currently on the board of trustees of Cornell University and was formerly a member of the Treasury Advisory Committee on the Auditing Profession, a public committee that made recommendations in September 2008 to encourage a more sustainable auditing profession. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from the Harvard Business School.

Reed E. Hundt, age 61, has been a member of our Board of Directors since February 2007. Since 1998, he has acted as Co-Chairman of the Forum on Communications and Society at The Aspen Institute, a public policy organization, and as an independent advisor on information industries to McKinsey & Company, Inc., a management consulting firm. Mr. Hundt served as Chairman of the Federal Communications Commission from 1993 to 1997. Mr. Hundt currently serves on the board of directors of Intel Corporation, a semiconductor company and Data Domain, Inc., a storage and networking company. Mr. Hundt holds a B.A. in History from Yale University and a J.D. from Yale Law School.

Carl Redfield, age 61, has been a member of our Board of Directors since August 2006. From September 2004 to his retirement in May 2008, Mr. Redfield served as Senior Vice President, New England executive sponsor, of Cisco Systems, Inc., a networking and telecommunications company. From February 1997 through September 2004, Mr. Redfield served as Cisco’s Senior Vice President, Manufacturing and Logistics. In December 2008, Mr. Redfield was appointed to the board of directors of Nanosolar Inc., a solar cell power company. Mr. Redfield holds a B.S. in Materials Engineering from Rensselaer Polytechnic Institute and has completed post-graduate studies at the Harvard Business School.

Incumbent Class I Director whose Term Expires in 2011

Alexandre Balkanski, Ph.D., age 48, has been a member of our Board of Directors since October 2001. Dr. Balkanski has been a General Partner at Benchmark Capital, a venture capital firm, since April 2000. From August 1988 to April 2000, Dr. Balkanski was a co-founder and Chief Executive Officer of C-Cube Microsystems Inc., a digital video company. Dr. Balkanski holds a B.S. from Harvard College and an M.A. and a Ph.D. from Harvard University.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently composed of seven members although we expect the number to be reduced to six at the expiration of Mr. Martin’s term (which concludes at the Annual Meeting, as a result of Mr. Martin’s decision not to stand for re-election). Our Board of Directors has determined that Messrs. Goldman, Hundt, Martin and Redfield and Drs. Balkanski and Maydan qualify as independent directors in accordance with the published listing requirements of the NASDAQ Stock Market (“NASDAQ”). The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. There are no family relationships among our executive officers and directors. The directors hold office until their successors have been duly elected and qualified or their earlier death, resignation or removal.

The Company’s amended and restated certificate of incorporation (the “Charter”) and Amended and Restated Bylaws provide for a classified board of directors. As of March 6, 2009, our Board of Directors had 7 directors divided into three classes of directors—Class I, Class II and Class III—with each class of directors serving three-year terms that end in successive years. As of March 6, 2009, the classes were comprised as follows:

Class I (term expires 2011)	Class II (term expires in 2012)	Class III (term expires in 2010)
Alexandre Balkanski, Ph.D.	Hugh Martin*	Kenneth A. Goldman
	Dan Maydan, Ph.D.	Reed E. Hundt
	Jagdeep Singh	Carl Redfield

*	In February 2009, Mr. Martin decided not to stand for re-election when his term expires at the Annual Meeting.

Information Regarding the Board of Directors and its Committees

Our independent directors meet in executive sessions, without management present, at least two times per year. The Board of Directors has four standing committees, an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Acquisition Committee. The following table provides membership and meeting information for the Board of Directors and each of the committees of the Board of Directors during 2008:

Name	Board	Audit	Compensation	Nominating/ Governance	Acquisition
Alexandre Balkanski, Ph.D.	M	—	—	M	M
Kenneth A. Goldman	M	C	—	—	M
Reed E. Hundt	M	—	C	M	—
Hugh C. Martin	M	M	M	—	—
Dan Maydan, Ph.D.	M	M	—	—	—
Carl Redfield	M	—	M	C	—
Jagdeep Singh	C	—	—	—	C
Total meetings in fiscal year 2008	7	10	9	5	0

C	Chairperson
M	Member

Below is a description of each standing committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Infinera. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at http://www.infinera.com in the Investor Relations section and a copy of our Audit Committee charter was attached as Appendix A to our Proxy Statement for our 2008 Annual Meeting of Stockholders filed with the SEC on March 21, 2008.

Audit Committee

The Audit Committee reviews and monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. All related party transactions are subject to approval by our Audit Committee. The Audit Committee charter was attached as Appendix A to our Proxy Statement for our 2008 Annual Meeting of Stockholders filed with the SEC on March 21, 2008.

The current members of the Audit Committee are Messrs. Goldman, Martin and Maydan, each of whom is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ. In addition to qualifying as independent under the NASDAQ rules, each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ Audit Committee requirements. Mr. Goldman chairs the Audit Committee. The Audit Committee met ten times during the fiscal year ended December 27, 2008. The Audit Committee also acted by written consent once during the fiscal year ended December 27, 2008.

The Board of Directors has determined that Mr. Goldman is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Mr. Goldman any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors.

Compensation Committee

The Compensation Committee has authority for reviewing and determining salaries and performance based incentives and other matters related to our executive officers and for administering the Company’s equity plans, including reviewing and granting stock options to our executive officers and other individuals eligible for such grants (excluding our non-employee members of the Board of Directors). The Compensation Committee also reviews and determines various compensation policies and matters including, among other things, annual salaries, bonuses, equity, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation). The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. Among the committee’s responsibilities are the preparation of the Compensation Discussion and Analysis and Compensation Committee Report required by the rules of the SEC. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code and satisfies the NASDAQ independence requirements. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on the investor relations page of our website at http://www.infinera.com.

The Compensation Committee currently consists of Messrs. Hundt, Martin and Redfield. Mr. Hundt chairs the Compensation Committee. The Compensation Committee met nine times during the fiscal year ended December 27, 2008. Our Chief Executive Officer is asked by the Compensation Committee to provide his assessment of the performance of executive officers, other than himself, to the advisor of the Compensation Committee, but does not participate in the determination of his own compensation. He is assisted by our Vice President of Human Resources in making the assessments of the performance of the executive officers to the advisor of the Compensation Committee. No other executive officers participate in the determination of the amount or form of the compensation of executive officers.

During 2008, the Compensation Committee continued to engage the services of Professor Brian Hall of Harvard Business School to advise the Compensation Committee with respect to executive compensation philosophy, cash incentive design, and the amount of cash and equity compensation awarded to executives officers. The Compensation Committee expects to continue to utilize the services of Professor Hall during 2009 to advise it with regard to executive compensation programs. The Compensation Committee selected Professor Hall who reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Professor Hall has not performed work for the Company other than pursuant to his engagement by the Compensation Committee. The Company also has engaged the services of Compensia to assist the Company with gathering market data information, including data about the compensation paid by a peer group of companies and other companies that may compete with us for executives and develop recommendations for structuring the Company’s compensation programs.

Non-Executive Equity Award Committee

The equity grant level for new hire grants and annual retention grants are reviewed and approved by the Compensation Committee on an annual basis. The Compensation Committee has delegated to the Non-Executive Equity Award Committee, consisting of the Chief Executive Officer, the Chief Legal Officer and the Vice President of Human Resources, the authority to formally approve equity incentive awards to employees pursuant to these guidelines. The delegation does not include the authority to make equity incentive awards to new employees who are or are reasonably expected to become Section 16 officers of the Company. This delegation of authority is not exclusive and the Board of Directors and Compensation Committee have retained the right to approve such equity incentive awards.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Messrs. Hundt, Martin and Redfield. None of these individuals was at any time during fiscal year 2008, or at any other time, an officer or employee of the Company. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee assists in the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to the Board of Directors and evaluates the performance of the Board of Directors and individual directors, including those eligible for re-election at the annual meeting of stockholders and annual director compensation. The Nominating and Governance Committee is responsible for recommending the compensation of the non-employee members of the Board of Directors. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating, making recommendations to the Board of Directors concerning corporate governance matters and overseeing the evaluation of the management. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of our Nominating and Governance Committee charter is available on the investor relations page of our website at http://www.infinera.com.

The current members of our Nominating and Governance Committee are Messrs. Balkanski, Hundt and Redfield, each of whom is independent under the listing standards of NASDAQ. Mr. Redfield chairs the Nominating and Governance Committee. The Nominating and Governance Committee met five times during the fiscal year ended December 27, 2008.

The Nominating and Governance Committee reviews and reports to our Board of Directors on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our Nominating and Governance Committee reviews and makes recommendations to our Board of Directors regarding the size and composition of our Board of Directors and the appropriate qualities and skills required of our directors in the context of the then-current make-up of our Board of Directors. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. These factors, and others as considered useful by our Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of our Board of Directors at a particular point in time. As a result, the priorities and emphasis of our Nominating and Governance Committee and of our Board of Directors may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective directors.

Our Nominating and Governance Committee leads the search for, selects and recommends candidates for election to our Board of Directors. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board of Directors typically have been suggested by other members of our Board of Directors or by our executive officers. From time to time, our Nominating and Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating and Governance Committee considers candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in our next Proxy Statement and is accompanied by the required information about the candidate specified in our bylaws. Candidates proposed by stockholders are evaluated by our Nominating and Governance Committee using the same criteria as for all other candidates.

If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder must have held 1,000 shares of our common stock for at least six (6) months and must notify the Nominating and Governance Committee by writing to the General Counsel of Infinera at the Company’s main address, and must include:

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To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a Proxy Statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•	The director candidate’s written consent to (A) if selected, be named in our Proxy Statement and proxy and (B) if elected, to serve on the Board of Directors;

•	The other information set forth in the applicable sections of Section 2.4 of our Amended and Restated Bylaws; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Acquisition Committee

The Acquisition Committee reviews, makes recommendations to the Board of Directors on and, when expressly authorized by the Board of Directors, approves acquisition, investment, joint venture and other strategic transactions in which we engage as part of our business strategy from time to time. The Acquisition Committee also evaluates the execution, financial results and integration of any such completed transactions. A more detailed description of the Acquisition Committee’s functions can be found in our Acquisition Committee charter. A copy of the Acquisition Committee charter is available on the investor relations page of our website at http://www.infinera.com.

The current members of the Acquisition Committee are Messrs. Goldman and Singh and Dr. Balkanski. Mr. Singh chairs the Acquisition Committee. The Acquisition Committee did not meet during the fiscal year ended December 27, 2008.

Meetings of the Board of Directors

The Board of Directors met seven times during the fiscal year ended December 27, 2008. During 2008, each director then in office, other than Mr. Martin, attended 75% or more of the meetings of the Board of Directors and the committees on which he served during the period for which he was a director and committee member, as applicable.

Code of Business Conduct

Infinera has adopted a code of business conduct and ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions) and directors. The code of business conduct and ethics reflects Infinera’s policy of dealing with all persons, including our customers, employees, investors and suppliers, with honesty and integrity. All employees are required to complete training on our code of business conduct and ethics.

The copy of our code of business conduct and ethics is posted on our web site at http://www.infinera.com. You may also obtain copies of our code of business conduct and ethics without charge by writing to: Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089 Attention: Corporate Secretary. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our web site identified above or on a Form 8-K if required by the applicable listing standards.

Stockholder Communications with our Board of Directors

Stockholders may communicate with our Board of Directors at the following address:

The Board of Directors

c/o Chief Legal Officer

Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

Communications are distributed to the Board of Directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any non-management director upon request.

Attendance at Annual Stockholder Meetings by the Board of Directors

Directors are encouraged, but not required, to attend the annual meetings of stockholders.

Report of the Audit Committee

The Audit Committee of the Board of Directors currently consists of the three non-employee directors named below. The Board of Directors annually reviews the NASDAQ listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Mr. Goldman is an audit committee financial expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our 2008 Annual Report.

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 2008 Annual Report. In addition, the Audit Committee has discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. Additionally, Ernst & Young LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2008 Annual Report for filing with the SEC.

Submitted by the following members of the Audit Committee:

Kenneth A. Goldman, Chairman

Hugh C. Martin

Dan Maydan, Ph.D.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 26, 2009 and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our 2001 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 27, 2008 and December 29, 2007.

	2008	2007
Audit fees(1)	$1,645,000	$3,068,383	(2)
Audit-related fees(3)	115,000	—
Tax fees	52,000	64,886
All other fees	2,000	2,850

Total fees	$1,814,000	$3,136,120

(1)

Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements.

(2)	Included in this amount are costs of $2,175,000 associated with our initial and follow-on public offerings.
(3)	Audit-related fees consist of fees incurred for professional services relating to the Company’s SOX 404 compliance and testing, and tax compliance.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Unanimously Recommends A Vote “For” The Ratification Of The Appointment Of Ernst & Young LLP As Infinera’s Independent Registered Public Accounting Firm For Its Fiscal Year Ending December 26, 2009.

PROPOSAL 3

APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

This is a proposal to authorize our Board of Directors to implement a stock option exchange program. On April 9, 2009, our Board of Directors authorized us to seek stockholder approval to authorize us to implement a stock option exchange program (the “exchange program”) that would permit our eligible employees to exchange certain outstanding stock options (the stock options eligible for the exchange program are referred to here as “eligible options”), excluding options granted within one year of the launch date of the exchange program. Even if we obtain stockholder approval to implement the option exchange program, the Compensation Committee of our Board of Directors, at its discretion, shall determine whether and when, within the twelve months following stockholder approval, the exchange program will be initiated.

If approved by stockholders and initiated by the Compensation Committee of our Board of Directors the exchange program will begin within 12 months of the date stockholders approve the program. Within this timeframe, the actual start date (the “launch date”) will be determined at the discretion of the Compensation Committee of our Board of Directors. We intend to exchange underwater stock options for restricted stock units for employees, except the employees who are executive officers and certain other executives of the Company, as determined on the launch date of the exchange program, will receive new stock options instead of restricted stock units. The exchange program only will apply to stock options issued pursuant to the Company’s 2007 Equity Incentive Plan (the “2007 Equity Plan”) and granted at least one year prior to the launch date. Stock options issued under the Company’s 2000 Stock Plan (“2000 Equity Plan”) will not be eligible for the exchange program. As of March 30, 2009, the employees who we intend to issue new stock options to in the exchange program instead of issuing restricted stock units are Jagdeep Singh (President, Chief Executive Officer, Founder and Chairman of the Board of Directors), Duston M. Williams (Chief Financial Officer), David F. Welch, Ph.D. (Chief Marketing and Strategy Officer and Founder), Thomas J. Fallon (Chief Operating Officer), Scott A. Chandler (Vice President, Worldwide Sales), Michael O. McCarthy III (Chief Legal Officer), Drew Perkins (Chief Technology Officer and Founder) and Howard Lukens (Vice President, Strategic Sales) (collectively, the “Senior Officers”). The non-employee members of our Board of Directors will not be eligible to participate in the exchange program.

Reasons for conducting the exchange program

We want to implement the exchange program to restore the retention and incentive benefits of our equity awards. The exchange program also will better align the value associated with the compensation expense we have booked and will continue to book in the future for these awards.

Our stock price, like that of many other companies in the technology industry, has declined significantly in the past year. We and other optical networking companies have been impacted by the downturn in business spending and declining consumer confidence, as well as other macro-economic factors. As a result of these factors, many of our employees hold stock options that are substantially underwater. These underwater stock options do not currently provide meaningful retention and incentive value to our employees and, thus, do not enhance long-term stockholder value. We believe the exchange program would provide employees a meaningful incentive that is directly aligned with the interests of our stockholders and would restore the lost retention value of the equity compensation of such employees.

Thus, for a number of reasons, we believe the exchange program is an important component in our strategy to align employee and stockholder interests through our equity compensation practices. We believe that the exchange program is important because it will permit us to:

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provide renewed incentives for the employees who participate in the exchange program by issuing them new equity awards that will vest over a period of time following the exchange if they remain employed with us. Providing renewed incentives to our employees is the primary purpose of the exchange program and we believe the exchange program will enable us to enhance long-term stockholder value by aligning the interests of our employees more fully with the interests of our stockholders;

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meaningfully reduce our total number of shares subject to outstanding equity awards, or “overhang,” represented by outstanding stock options that have high exercise prices and may no longer incentivize their holders to remain as our employees. Keeping these stock options outstanding does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program. By replacing the surrendered stock options with a lesser number of new equity awards our overhang will be decreased. The overhang represented by the restricted stock units and stock options issued pursuant to the exchange program will reflect an appropriate balance between the goals for our equity compensation program and our interest in minimizing our overhang and the dilution of our stockholders’ interests; and

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recapture value from certain compensation costs that we are already incurring with respect to outstanding stock options. These stock options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will recognize approximately $61.1 million in employee compensation expense related to outstanding stock options granted under our 2007 Equity Plan, of which $18.0 million has already been expensed as of March 30, 2009 and $43.1 million of which we will continue to expense in the future, even if these stock options are never exercised because the majority remain underwater. As of March 30, 2009, assuming a July 1, 2009 launch date, the fair value associated with all outstanding underwater stock options granted to employees under the 2007 Equity Plan prior to July 1, 2008, one year before the assumed launch date of the exchange program, excluding grants to the members of our Board of Directors, was approximately $54.2 million. We believe that it is not an efficient use of our resources to recognize compensation expense on equity awards that do not provide value to our employees. By replacing stock options that have little or no retention or incentive value with equity awards that will provide both retention and incentive value, we will be making efficient use of our resources.

The exchange program will take place only if the exchange program is approved by our stockholders. If our stockholders do not approve the exchange program, eligible options would remain outstanding and in effect in accordance with their existing terms. We would continue to recognize compensation expense for these eligible options even though the stock options may have little or no retention or incentive value. Even if our stockholders approve the exchange program, it will be implemented at the discretion of the Compensation Committee of our Board of Directors and they may decide not to implement the exchange program.

Eligibility of stock options for the exchange program

As of March 30, 2009, stock options to purchase approximately 7.2 million shares of our common stock were outstanding under our 2007 Equity Plan. Eligible options will include all outstanding underwater stock options granted more than one year prior to the launch date of the exchange program under our 2007 Equity Plan. Options granted under our 2000 Equity Plan are not eligible for participation in the exchange program. For example, if we were to launch the exchange program on

July 1, 2009, the number of shares underlying eligible options granted prior to July 1, 2008 would be 5.6 million shares with exercise prices ranging from $10.89 to $23.86.

Alternatives to the exchange program

In considering how best to continue to motivate, retain and reward our employees who have stock options that are underwater, we evaluated several alternatives, including the following:

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Increase Cash Compensation. To replace the intended benefits of equity incentives, we would need to substantially increase cash compensation. These increases would substantially increase our compensation expense and reduce our cash position and cash flow from operations. In addition, these increases would not reduce our overhang.

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Grant Additional Equity Awards. We also considered granting employees additional equity awards at current market prices. However, these additional grants would substantially increase our equity award overhang and the potential dilution to our stockholders and would increase our compensation expense accordingly.

We determined that a program under which employees could exchange eligible options for a lesser number of restricted stock units or stock options was most attractive for a number of reasons, including the following:

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Reasonable, Balanced Incentives. Under the exchange program, participating employees will surrender underwater eligible options for a lesser number of restricted stock units or stock options with new vesting requirements. We believe the grant of a lesser number of equity awards is a reasonable and balanced exchange for the eligible options.

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Restore Retention and Motivation Incentives. Many companies, especially those in the technology industry, have long used equity awards as a means of attracting, motivating and retaining their best employees, while aligning those employees’ interests with those of the stockholders. We continue to believe that equity awards are an important component of our employees’ total compensation, and that replacing this component with additional cash compensation to remain competitive could have a material adverse effect on our financial position and cash flow from operations. We also believe that in order to have the desired impact on employee motivation and retention, our employee stock options should be exercisable near the current price of our common stock. The failure to address the underwater stock option issue in the near to medium term will make it more difficult for us to retain our key employees, including our Senior Officers. If we cannot retain these employees, our ability to compete with other companies in our industry could be jeopardized, which could adversely affect our business, results of operations and future stock price.

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Overhang Reduction. Not only do the underwater stock options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, or are canceled due to expiration or the employee’s termination. Underwater stock options also continue to have considerable compensation expense. The exchange program will reduce our overhang while eliminating the ineffective eligible options that are currently outstanding. Under the proposed exchange program, participating employees will receive equity awards covering a lesser number of shares of common stock than covered by the surrendered stock options. Because participating employees will receive a lesser number of restricted stock units or stock options in exchange for their eligible options, the number of shares of common stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang.

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Reduced Pressure for Additional Grants. If we are unable to conduct a program in which underwater stock options with low incentive value may be exchanged for a lesser number of restricted stock units or stock options with higher incentive value, we may be forced to issue additional restricted stock units or stock options to our employees at current market prices in order to provide our employees with renewed incentive value. Any such additional grants would increase our overhang as well as our compensation expense, and would also more quickly exhaust our current pool of shares available for future grant.

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Conservation of Equity Pool. Under the exchange program, stock options originally granted under the 2007 Equity Plan and surrendered in exchange for a lesser number of restricted stock units will return to the pool of shares available for future grant under our 2007 Equity Plan. This return of shares will constitute an efficient use of the shares available for future issuance as well as reduce our overhang. In addition, in order to have a meaningful return of shares to our pool reserve and to maximize retention incentives, we believe our Senior Officers should also be permitted to participate in the exchange program due to the large number, and deeply underwater nature, of options held by the Senior Officers.

Commencement of the exchange program

If approved by our stockholders and implemented by the Compensation Committee of our Board of Directors, the exchange program will begin within 12 months of the date stockholders approve the program. Within this timeframe, the actual start date will be determined at the discretion of the Compensation Committee of our Board of Directors. However, even if the stockholders approve the proposal, we may later determine not to implement the exchange program. If the exchange program does not commence within 12 months of stockholder approval, we will consider any exchange program to be a new one, requiring new stockholder approval.

SUMMARY OF THE EXCHANGE PROGRAM

Mechanics of the exchange program

Our Board of Directors authorized us to seek stockholder approval of the exchange program on April 9, 2009. We have not implemented the exchange program and will not do so unless our stockholders approve this proposal and the Compensation Committee of our Board of Directors implements the exchange program. Upon the start of the exchange program, employees holding eligible options will receive a written offer that will set forth the precise terms and timing of the exchange program. Eligible employees will be given at least twenty (20) business days to elect to surrender their eligible options in exchange for new equity awards. Promptly following the completion of the exchange offer, surrendered eligible options will be canceled and the restricted stock units or stock options will be granted in exchange. At the start of the exchange program, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain the offer to exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov.

Employee eligibility requirements for the exchange program

If approved by our stockholders and implemented by the Compensation Committee of our Board of Directors, the exchange program will be open to all active employees located in the United States and to our employees who are located in certain foreign locations, including Germany, India and the United Kingdom, where permitted by local law and where we determine it would be practicable to do so. It is possible that we would need to make modifications to the terms of the exchange program offered to employees in countries outside the Unites States either to comply with local requirements, or for tax or accounting reasons. In addition, we may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law, expense, complexity, administrative burden or similar considerations would make their participation illegal, infeasible or impractical. The non-employee members of our Board of Directors will not be eligible to participate in the exchange program.

In addition to being employed as of the start of the exchange program, an employee must continue to be employed by us through the date the restricted stock units or stock options are granted in exchange for the surrendered eligible options. Any employee holding eligible options who elects to participate in the exchange program but whose employment terminates for any reason prior to the grant of the new equity awards, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will retain his or her eligible options subject to their existing terms.

Interests of officers and directors in the exchange program

Senior Officers who participate in the exchange program will receive a new stock option in exchange for each exchanged eligible option. Each new stock option will be for a fewer number of shares equal to (a) the number of shares underlying the stock option exchanged multiplied by (b) an exchange ratio to be set by our Compensation Committee. Non-employee directors will not be permitted to participate in the exchange program.

As of March 30, 2009, assuming a July 1, 2009 launch date, our named executive officers held eligible options covering the following number of shares:

Jagdeep Singh	412,500
Duston M. Williams	331,250
Scott A. Chandler	196,943
Thomas J. Fallon	331,250
David F. Welch, Ph.D.	331,250

Total	1,603,193

Exchange ratios

The exchange program will not be a one-for-one exchange. We intend to set the exchange ratios for our Senior Officers and our other employees so that the exchange will approximate a value-for-value exchange and so that any additional compensation charge we will incur will be minimized.

Employees who participate in the exchange program, except the Senior Officers, will receive a fraction of a restricted stock unit for each share underlying an exchanged stock option. The exact exchange ratio will be set by our Compensation Committee prior to the commencement of the offer.

Senior Officers who participate in the exchange program will receive a new stock option for a lesser number of shares equal to (a) the number of shares underlying the stock option exchanged multiplied by (b) an exchange ratio set at a ratio to approximate a value-for-value exchange based on the exercise price of the exchanged stock option, subject to rounding. The exact exchange ratio will be set by our Compensation Committee prior to the commencement of the offer.

Only outstanding stock options granted prior to one year before the launch date of the exchange program will be eligible to be exchanged and the exchange ratios will be applied on a grant-by-grant basis. For purposes of applying the exchange ratio for employees and for Senior Officers, fractional restricted stock units and numbers of shares underlying new stock options will be rounded to the nearest whole restricted stock unit and share number, respectively, on a grant by grant basis (with fractional restricted stock units and numbers of shares underlying new stock options greater than or equal to point five (0.5) rounded up to the nearest whole restricted stock unit and share number, respectively, and fractional restricted stock units and numbers of shares underlying new stock options less than point five (0.5) rounded down to the nearest whole restricted stock unit and share number, respectively). For purposes of example only, if an employee or Senior Officer exchanged an eligible option to purchase 1,000 shares with an exercise price of $13.00 per share and the exchange ratio was 3:1 in both cases, he or she would receive 333 restricted stock units or a new stock option to purchase 333 shares, respectively. This is equal to 1,000 shares divided by 3 (the exchange ratio for an eligible option), with the quotient of 333.3 rounded down to the nearest whole restricted stock unit or share number.

Participation in the exchange program

Eligible employees will not be required to participate in the exchange program. Participation in the exchange program is voluntary. Eligible employees will have an election period of at least twenty (20) business days from the start of the exchange program in which to determine whether they wish to participate. Because the decision whether to participate in the exchange program is completely voluntary, we are not able to predict which or how many employees will elect to participate, how many eligible options will be surrendered for exchange, and therefore how many restricted stock units and new stock options may be issued. As indicated above, the non-employee members of our Board of Directors are not eligible to participate in the exchange program.

Election to exchange underwater stock options

Employees may decide whether to participate in the exchange program on a grant-by-grant basis. This means that employees may decide to surrender shares covered by a stock option from one grant but not another separate grant. However, employees may not elect to surrender only some of the shares covered by any particular stock option grant.

Vesting of new equity awards

Each restricted stock unit issued in the exchange program will represent a right to receive one share of our common stock on a specified future date if the restricted stock unit vests during the participant’s continued employment with us. Each new stock option issued in the exchange program will represent a right to purchase shares of our common stock on a specified future date at the fair market value of our common stock on the date of issuance. None of the restricted stock units or new stock options will be vested on the date of grant. All equity awards issued in the exchange program will vest on the basis of the participant’s continued employment with us. We intend to subject the new awards, whether stock options or restricted stock units, to vesting schedules that are at least as long as the vesting periods remaining on the tendered underwater stock options.

Terms and conditions of the new equity awards

Equity awards issued in the exchange program will be granted pursuant to our 2007 Equity Plan. Each restricted stock unit represents an unfunded right to receive one share of our common stock on a fixed date in the future, which generally is the date on which the restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her restricted stock units. However, under U.S. federal tax law currently in effect, employees generally will recognize taxable income upon settlement of the restricted stock units, which will be subject to income and employment tax withholding. The tax consequences for participating employees outside of the United States may differ from the U.S. federal tax consequences. In addition, each stock option represents the right to purchase shares of our common stock during a prescribed period of time and as the option vests. Stock options granted to Senior Officers pursuant to the exchange program will be nonstatutory stock options, even if the eligible options surrendered in the exchange were classified as incentive stock options. Except for the different exercise price, classification as a nonstatutory stock option for U.S. tax purposes, and the vesting schedule described above, all other terms and conditions of the new stock options issued in the exchange program will be substantially the same as those that apply to eligible options granted previously.

Terms of the exchange program

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the exchange program to take into account our administrative needs, local law requirements, accounting rules, company policy decisions that make it appropriate to change the exchange program and the like. For instance, although we will not in any circumstances permit the non-employee members of our Board of Directors to participate, allow options grants from our 2000 Equity Plan to participate or allow stock options granted within one year from the launch date of the exchange program to participate, we may decide that it is appropriate to exclude certain officers or exclude stock options granted below a higher price point. As another example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to set the ratios while still continuing to provide a value-for-value exchange and limit incremental stock-based compensation expense. It is also possible that certain terms of the exchange program may need to be modified in countries outside the United States in order to comply with local requirements, or for tax, accounting or administrative reasons and/or that the exchange program may not be implemented in certain jurisdictions outside the United States if local law, expense, complexity, administrative burden or similar considerations would make it illegal, infeasible or impractical to do so. Additionally, we may decide not to implement the exchange program even if stockholder approval of the exchange program is obtained or may amend or terminate the exchange program once it is in progress. The final terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the exchange program, it is possible that we may need to alter the terms of the exchange program to comply with comments from the staff.

Tax consequences of participation in the exchange program

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the exchange program documents. The law and regulations themselves are subject to change, and the Internal Revenue Service is not precluded from adopting a contrary position. The exchange of eligible options for restricted stock units or stock options should be treated as a non-taxable exchange, and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of new equity awards. However, the tax consequences for participating employees outside of the United States may differ from the U.S. federal tax consequences.

Accounting treatment of new equity awards

On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize incremental stock-based compensation expense, if any, resulting from the restricted stock units and stock options granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new award granted to employees in exchange for surrendered eligible options, measured as of the date the restricted stock units and stock options are granted, over the fair value of the eligible options surrendered in exchange for the new awards, measured immediately prior to the exchange. Because we will set the exchange ratios in a manner intended to result in the issuance of new stock options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace, we will not incur any additional stock-based compensation expense for stock options issued to Senior Officers under the exchange program. While we plan to design the exchange program so that we do not incur additional stock-based compensation expense for such stock options issued to Senior Officers, we may incur minimal additional stock-based compensation expense due to fluctuations in our stock price between the date we set exchange ratios and the grant date of the new stock options. The amount of additional stock-based compensation expense to be incurred resulting from the issuance of restricted stock units to our other employees is dependent on the value of our common stock on the grant date and the number of employees that elect to exchange their underwater stock options. In the event that any of the restricted stock units or stock options are forfeited prior to their vesting due to termination of employment, the stock-based compensation expense for the forfeited restricted stock units or stock options will not be recognized.

Impact of the exchange program on our stockholders

We are unable to predict the precise impact of the exchange program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. The exchange program is intended to restore competitive and appropriate equity incentives for our employees, reduce our existing overhang and recapture value for stock-based compensation expense already being incurred.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the exchange program.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 6, 2009 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

The information provided in this table is based on Infinera’s records, information filed with the SEC and information provided to Infinera, except where otherwise noted. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. The table below is based upon information supplied by named executive officers, directors and principal stockholders and Schedules 13G filed with the SEC. Our named executive officers are the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers in a particular year.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 6, 2009 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 95,048,887 shares of common stock outstanding on March 6, 2009.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089.

	Number of Shares Beneficially Owned	Percent Beneficially Owned
5% Stockholders
FMR LLC(1)	14,072,734	14.8%
Benchmark Capital Partners(2)	5,845,870	6.2%
Directors and Named Executive Officers
Alexandre Balkanski, Ph.D.(3)	5,938,578	6.2%
Carl Redfield(4)	159,600	*
Dan Maydan(5)	86,458	*
David F. Welch, Ph.D.(6)	2,911,816	3.0%
Duston M. Williams(7)	485,796	*
Hugh Martin(8)	157,754	*
Jagdeep Singh(9)	2,764,060	2.9%
Kenneth A. Goldman(10)	80,264	*
Reed E. Hundt(11)	98,958	*
Scott A. Chandler(12)	73,729	*
Thomas J. Fallon(13)	637,668	*
All current directors and executive officers as a group (12 persons)(14)	13,667,760	14.1%

*	Less than 1% of the outstanding shares of common stock.
(1)

According to a Schedule 13G/A filed with the SEC on February 17, 2009 by FMR LLC (“FMR”) and Edward C. Johnson III, all such shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR, and Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR. Fidelity is the beneficial owner of 14,066,334 shares. Mr. Johnson, Chairman of FMR, FMR (through its control of Fidelity) and the funds each has sole dispositive power with respect to 14,066,334 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity Funds, which power resides with the Board of Trustees of such funds. PGATC is the beneficial owner of 6,400 shares. Mr. Johnson and FMR (through its control of PGATC) each has sole dispositive power over 6,400 shares and sole voting power with respect to none of the shares beneficially owned by PGATC. The address of Fidelity, FMR and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island 02917.

(2)

Consists of (i) 2,657,763 shares held of record by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and related individuals; and (ii) 3,188,107 shares held of record by Benchmark Capital Partners VI, L.P., as nominee for Benchmark Capital Partners VI, L.P., Benchmark Founders’ Fund VI, L.P., and Benchmark Founders’ Fund VI-B, L.P. Dr. Balkanski is a managing member of Benchmark Capital Management Co. IV, L.L.C., the general partner of Benchmark Capital Partners IV, L.P. and Benchmark Capital VI, L.L.C., the general partner of Benchmark Capital VI, L.P. Dr. Balkanski disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. The address of Benchmark Capital Partners is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(3)

Consists of (i) options to purchase 92,708 shares exercisable within 60 days of March 6, 2009, of which 61,458 are vested; (ii) 2,657,763 shares held of record by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and related individuals; and (iii) 3,188,107 shares held of record by Benchmark Capital Partners VI, L.P., as nominee for Benchmark Capital Partners VI, L.P., Benchmark Founders’ Fund VI, L.P., and Benchmark Founders’ Fund VI-B, L.P. Dr. Balkanski is a managing member of Benchmark Capital Management Co. IV, L.L.C., which is the general partner of Benchmark Capital Partners IV, L.P. and Benchmark Capital VI, L.L.C., the general partner of Benchmark Capital VI, L.P. Dr. Balkanski disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

(4)

Consists of (i) 75,000 shares held of record by Carl Redfield, 28,125 of which are subject to a repurchase option we hold as of March 6, 2009; (ii) 67,934 shares held of record by Carl Redfield Trust 2000, dated October 18, 2000; and (iii) options to purchase 16,666 shares exercisable within 60 days of March 6, 2009, all of which are fully vested.

(5)

Consists of (i) 62,500 shares held of record by Dan Maydan, TTEE, Maydan Marital Share One UAD 05/06/00, 7,553 shares of which are subject to a repurchase option we hold as of March 6, 2009; (ii) 6,250 shares held of record by Dan Maydan, TTEE, Dan Maydan 1981 Trust Marital Share 1 U/A DTD 3/26/81; and (iii) options to purchase 17,708 shares exercisable within 60 days of March 6, 2009, all of which are fully vested.

(6)

Consists of (i) 553,750 shares held of record by SEI Private Trust Company, Trustee of the Welch Family Heritage Trust I u/l dated 9/24/01; (ii) 22,376 shares held of record by David Welch, 11,199 of which are subject to a repurchase option we hold as of March 6, 2009; (iii) 500,000 shares held of record by Welch Group, L.P., a limited partnership of which Dr. Welch is the general partner; (iv) 1,204,045 shares held of record by LRFA, LLC, a limited liability company of which Dr. Welch is the sole managing member; (v) 329,979 shares held of record by the Welch Family Trust dated 4/3/96; (vi) 2,500 shares held of record by Dr. Welch as trustee for his minor children; and (vii) options to purchase 299,166 shares exercisable within 60 days of March 6, 2009, of which 244,477 are fully vested. Dr. Welch disclaims beneficial ownership of the shares held in trust for his minor children.

(7)

Consists of (i) 16,667 shares held of record by Duston Williams, all of which are subject to a repurchase option we hold as of March 6, 2009; (ii) 114,338 shares held of record by Duston M. Williams and Jennifer A. Williams Trustees of the Williams Family Trust dated March 18, 2005; and (iii) options to purchase 354,791 shares exercisable within 60 days of March 6, 2009, of which 259,999 are fully vested.

(8)

Consists of (i) 47,396 shares held of record by Hugh Martin, 1,303 of which are subject to a repurchase option we hold as of March 6, 2009; (ii) 48,900 shares held of record by Hugh Martin and Moira Cullen Martin, Trustees of the HMCM Trust U/T/A October 14, 1992; and (iii) options to purchase 61,458 shares exercisable within 60 days of March 6, 2009, of which 48,697 are fully vested.

(9)

Consists of (i) 116,499 shares held of record by Jagdeep Singh Trustee of the Roshni Singh Annuity Trust dated 6/21/06; (ii) 1,669,397 shares held of record by Jagdeep Singh and Roshni Singh Trustees of the Singh Family Trust UDT dated 10/3/96; (iii) 116,499 shares held of record by Jagdeep Singh Trustee of the Jagdeep Singh Annuity Trust dated 6/21/06; and (iv) options to purchase 861,665 shares exercisable within 60 days of March 6, 2009, of which 735,101 are fully vested. Mr. Singh is a limited partner in certain Benchmark Capital Partners funds that hold 5,845,870 shares of our common stock as disclosed in footnote 2 to this table. Mr. Singh disclaims beneficial ownership of the shares held by Benchmark Capital Partners except to the extent of his pecuniary interest therein.

(10)

Consists of (i) 1,303 shares held of record by Kenneth A. Goldman, all of which are subject to a repurchase option we hold as of March 6, 2009; (ii) 28,612 shares held of record by the Goldman-Valeriote Family Trust u/a/d 11/15/95; (iii) 14,672 shares held of record by the G.V. Partners, L.P.; and (iv) options to purchase 35,667 shares exercisable within 60 days of March 6, 2009, of which 24,739 are fully vested. Mr. Goldman is a limited partner in certain Benchmark Capital Partners funds that hold 5,845,870 shares of our common stock as disclosed in footnote 2 to this table. Mr. Goldman disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(11)

Consists of (i) 62,500 shares held of record by Reed Hundt, 12,500 of which are subject to a repurchase option we hold as of March 6, 2009; and (ii) options to purchase 36,458 shares exercisable within 60 days of March 6, 2009, of which 11,458 are fully vested. Mr. Hundt is a limited partner in certain Benchmark Capital Partners funds that hold an aggregate of 5,845,870 shares of our common stock, as disclosed in footnote 2 to this table. Mr. Hundt disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(12)	Consists of options to purchase 73,729 shares exercisable within 60 days of March 6, 2009, of which 51,393 are fully vested.
(13)

Consists of (i) 250 shares held of record by Thomas J. Fallon, all of which are subject to a repurchase option we hold as of March 6, 2009; (ii) 31,104 shares held of record by the Fallon Family Revocable Trust dated September 7, 1994; (iii) 10,774 shares held of record by Mr. Fallon as trustee for his minor children; (iv) 191,937 shares held of record by Thomas J. Fallon, Trustee of Thomas J. Fallon 2008 Annuity Trust A dated 10/22/2008; (v) 191,937 shares held of record by Thomas J. Fallon, Trustee of Shannon F. Fallon 2008 Annuity Trust A dated 10/22/2008; and (vi) options to purchase 211,666 shares exercisable within 60 days of March 6, 2009, of which 182,498 are fully vested. Mr. Fallon disclaims beneficial ownership of the shares held in trust for his minor children.

(14)

Consists of (i) 11,427,315 shares held of record by the current directors and executive officers, 97,899 of which are subject to repurchase rights we hold as of March 6, 2009; and (ii) options to purchase 2,250,445 shares exercisable within 60 days of March 6, 2009, of which 1,810,796 are fully vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, our executive officers of the Company and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2008 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no Form 4 reports were late or omitted and no annual Form 5 reports were required to be filed by them for fiscal year 2008, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 27, 2008 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(2)
Equity compensation plans approved by security holders(1)	13,663,780	$6.76	13,211,696
Equity compensation plans not approved by security holders	—	—	—
Total	13,663,780	$6.76	13,211,696

(1)

The Company’s 2007 Equity Incentive Plan provides that on the first day of the Company’s fiscal year, the number of shares of common stock authorized under the plan shall be increased by the lesser of (i) 9,000,000 shares of common stock, (ii) 5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as is determined by the Board of Directors or a committee of the Board of Directors. For 2009, the Board of Directors approved an increase in the number of shares of common stock authorized under the 2007 Equity Incentive Plan of 4,708,125 shares. The Company’s 2007 Employee Stock Purchase Plan provides that on the first day of the Company’s fiscal year, the number of common stock shares authorized under the plan shall be increased by the lesser of (i) 1,875,000 shares of common stock, (ii) 1% of the outstanding shares of common stock on such date or (iii) such other amount as is determined by the Board of Directors or a committee of the Board of Directors. For 2009, the Board of Directors approved an increase in the number of shares of common stock authorized under the 2007 Employee Stock Purchase Plan of 941,625 shares.

(2)	Includes 1,934,005 shares of common stock available for future issuances under the Company’s 2007 Employee Stock Purchase Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee is composed of three non-employee members of the Board of Directors. The Compensation Committee’s primary responsibility is to determine the compensation for the Company’s executive officers. The Compensation Committee also oversees, reviews and administers all of Infinera’s compensation, equity and employee benefit plans and programs applicable to executive officers.

Compensation Philosophy and Objectives

Our compensation and benefits programs seek to attract and retain our senior executives and to motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. Through our annual goal setting process, organizational objectives are established for the Company and the executive officers. We evaluate and reward our executive officers based on their ability to identify and exploit opportunities to grow our business. In addition, at the beginning of each year, our Compensation Committee establishes specific goals and objectives for compensating our employees, including our named executive officers.

Specifically, we have created a compensation program that has a mix of short- and long-term components, cash and equity elements and fixed and contingent payments in the proportions we believe will provide the proper incentives, reward our senior management team and help us achieve the following goals:

•	foster a goal oriented, highly-motivated management team whose participants have a clear understanding of business objectives and shared corporate values;

•	allocate our resources most effectively in the development of market-leading technology and products;

•	control costs in each facet of our business to maximize our efficiency; and

•	enable us to attract, retain and motivate a world class team.

The Compensation Committee’s approach is also based on the philosophy that a substantial portion of aggregate annual compensation for executive officers should be contingent upon the Company’s overall performance and an individual’s contribution to the Company’s success. The Compensation Committee believes that an individual’s at risk compensation should increase as an employee becomes more senior with the Company to more closely align their interests with those of the stockholders. In this regard, for 2008 the Compensation Committee targeted base salary below the 50th percentile relative to competitive market practices and total cash compensation (measured as base salary and achievement of at risk incentive compensation) at the approximate 50th percentile relative to competitive market practices, although actual base salaries and total cash compensation may be higher or lower than this targeted positioning based on the Company’s performance and individual factors such as the executive’s seniority, position, functional role and level of responsibility. Long-term equity awards for 2008 were intended to target overall compensation at approximately the 75th percentile, although the financial performance of the Company and the changes in the market price of the Company’s common stock could result in the actual level of payout for these long-term equity awards being either above or below the target.

Taking into consideration the above philosophy and objectives, in establishing the total compensation for our Chief Executive Officer (“CEO”) in 2008, our Compensation Committee reviewed the Company’s past financial performance, including a review of the following metrics approved by our Board—invoiced shipment results, cash flows from operations, gross margins on invoiced shipments and operating profits from invoiced shipments—and made an overall assessment of our performance based on our current strategic plan. The Compensation Committee determined that the Company and our CEO performed well overall in light of the challenging global economic environment and our performance as measured against our Peer Group. Based on this information, our Compensation Committee then reviewed competitive market data from various sources, including Peer Group data and other relevant survey information, from which the Compensation Committee developed and approved our CEO’s total compensation. The Compensation Committee followed this same process for establishing the total compensation of our other named executive officers, but also took into consideration input from our CEO with respect to the individual performance of each such other named executive officer. The Compensation Committee also made similar decisions as to the performance of the other named executive officers as it did for our CEO. While no particular weight was given to any specific performance metric, the Compensation Committee used this information to guide them in their determinations of the different elements of compensation set forth below.

Effect of Significant Uncertainty in Global Financial Conditions on 2009 Compensation

The U.S. and world economic markets are undergoing a period of slowdown or recession, and the future economic environment may continue to be less favorable than that of recent years. Infinera’s business depends on the overall demand for additional bandwidth capacity and on the economic health and willingness of our customers and potential customers to make capital commitments to purchase our products and services. As a result of this slowdown, we may face new risks that we have not yet identified. In addition, a number of the risks associated with our business, which are disclosed in our 2008 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, may increase in likelihood, magnitude or duration.

The Compensation Committee cannot be certain how long these conditions will continue and the magnitude of the effects on our business. These conditions have negatively impacted the Company’s ability to predict demand for its products and its results of operations, and has made structuring executive compensation for 2009 especially challenging. The uncertainty in these global economic conditions has caused the Company and the Compensation Committee to more closely scrutinize the use of cash by the Company, including in our executive compensation practices.

At the recommendation of the management team, and in light of the current economic conditions, for 2009, the Compensation Committee decided that it would freeze the base salary levels and targeted incentive compensation targets for each of the Section 16 Officers. As a result of this action, for 2009 the targeted base salary for Section 16 Officers will continue to be below the 50th percentile relative to competitive market practices and target total cash compensation (measured as base salary and achievement of at risk incentive compensation) also generally will be below the 50th percentile relative to competitive market practices, although actual base salaries and total cash compensation may be higher or lower than this targeted positioning based on the Company’s performance and individual factors such as the executive’s seniority, position, functional role and level of responsibility.

In February 2009, as part of our annual performance review process, the Compensation Committee replaced the annual stock option grant with a grant of performance share units (“PSUs”) that entitle our named executive officers to receive shares of the Company’s common stock based on the Company’s stock price performance over a three-year period as compared to NASDAQ. Specifically, the amount of shares to be issued upon vesting after three years of these PSUs is subject to adjustment within a range of 0.5x to 2.0x of the target award based upon the change in the Company’s common stock price compared to NASDAQ over the three year vesting period. These awards were targeted at approximately the 90th percentile relative to competitive market practices, although the financial performance of the Company and the changes in the market price of the Company’s common stock could result in the actual level of payout for these long-term equity awards being either above or below the target.

As part of this year’s annual performance review process, the Compensation Committee also granted our Section 16 Officers an additional retention equity grant consisting of both stock options and PSUs. The stock options vest monthly over a twenty-four month period, and 50% of the PSUs vest based on the performance of our stock price compared to NASDAQ over a three-year period from December 31, 2008 and 50% vest based on the performance of our stock over a four-year period from December 31, 2008. As with the PSUs described above, the amount of shares to be issued upon vesting is subject to adjustment within a range of 0.5x to 2.0x of the target award based upon the change in the Company’s stock price compared to NASDAQ over the three and four year vesting periods.

Role of Executive Officers and Compensation Consultant

Under the charter of the Compensation Committee, the Compensation Committee is composed entirely of independent directors. The Compensation Committee currently consists of Messrs. Hundt, Martin and Redfield. Mr. Hundt chairs the Compensation Committee.

The Compensation Committee has the responsibility for approving compensation for those officers who are designated as reporting officers under Section 16 of the Exchange Act (“Section 16 Officers”). Generally, the compensation structure utilized for our Section 16 Officers are also provided to other non-Section 16 officers that report to the Chief Executive Officer. Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2008, as well as the other individuals included in the “2008 Summary Compensation Table” on page 28, are referred to as the “named executive officers.” All of the named executive officers are Section 16 Officers.

The Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. During 2008, the Compensation Committee continued to engage the services of Professor Brian Hall of the Harvard Business School to advise the Compensation Committee with respect to executive compensation philosophy, cash incentive design, and the amount of cash and equity compensation awarded to executive officers. Professor Hall provides analysis and data to the Company and the Compensation Committee regarding Section 16 Officers’ compensation relative to external market benchmarks. Professor Hall also provides information to the Company and to the Compensation Committee regarding compensation trends, compensation strategies and structure of incentive compensation plans. During 2008, the Compensation Committee consulted with Professor Hall in connection with developing recommendations for structuring our compensation programs to retain our highly experienced executive management team, to keep management focused and to motivate management to maximize stockholder value. The Compensation Committee selected Professor Hall and he reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Professor Hall has not performed work for the Company other than pursuant to his engagement by the committee. Professor Hall’s fees are paid by the Company. The Compensation Committee expects to continue to utilize the services of Professor Hall during 2009 to advise it with regard to executive compensation programs.

The Company also has engaged the services of Compensia to assist the Company with gathering market data information, including data about the compensation paid by a peer group of companies and other companies that may compete with us for executives and develop recommendations for structuring the Company’s compensation programs.

The Chief Executive Officer, Chief Operating Officer and Chief Legal Officer of the Company typically attend all meetings of the Compensation Committee. At the request of the Compensation Committee, the Compensation Committee’s advisor makes recommendations regarding the salary, incentive target and equity awards for each individual Section 16 Officer. Mr. Singh, our CEO, is asked by the Compensation Committee to provide his assessment of the performance of the Section 16 Officers, other than himself, to the advisor of the Compensation Committee. He is assisted by our Vice

President of Human Resources in making these assessments and providing them to Professor Hall. Mr. Singh also takes an active part in the discussions of the Compensation Committee at which compensation of the Section 16 Officers are discussed; however, all decisions regarding Mr. Singh’s compensation are made by the Compensation Committee or by the Board of Directors in an executive session consisting of all non-executive directors. The Compensation Committee considers, but is in no way bound by, the recommendations made by Mr. Singh in determining compensation for the other Section 16 Officers. None of the Section 16 Officers makes any recommendations regarding their own compensation. Similarly, the Compensation Committee considers, but is in no way bound by, the recommendations of Professor Hall.

The Chief Executive Officer’s annual performance review is developed by the lead independent director with input from the independent directors. The independent directors meet as a group in executive session to prepare Mr. Singh’s review, which is then presented to him. This evaluation is considered by the Compensation Committee in its determination of Mr. Singh’s compensation.

Benchmarking Data

In making compensation decisions for the Section 16 Officers, the Compensation Committee compares a number of elements of total compensation against various market-based reference points for analyzing, benchmarking and setting compensation. For both 2007 and 2008, the “market data” was drawn from a mix of publicly-traded U.S. networking and optical transport companies, and 166 of the 700 companies within the Radford Executive Survey that had revenues of between $200 million and $500 million.

From this “market data,” a group of sixteen companies were included in the Peer Group based on their similarity to Infinera in terms of industry focus, business strategy and the talent pool with which Infinera competes (the “Peer Group”). This list of Peer Group companies is periodically reviewed and updated by the Compensation Committee to take into account changes in both the Company’s business and the businesses of the peer companies.

For 2008, the Peer Group consisted of the following companies:

Acme Packet, Inc.	Juniper Networks, Inc.
Agilent Technologies, Inc.	Motorola, Inc.
Broadcom Corporation	Polycom, Inc.
Ciena Corporation	QUALCOMM Incorporated
Cisco Systems, Inc.	Riverbed Technology, Inc.
F5 Networks, Inc.	Redback Networks, Inc.
Foundry Networks, Inc.	Sonus Networks, Inc.
Isilon Systems, Inc.	Tellabs, Inc.
JDS Uniphase Corporation

The data on the compensation practices of the Peer Group is gathered through our advisors’ searches of publicly available information. Because of the variations between companies reporting the individual and roles for which compensation is disclosed, directly comparable information is not available from each peer company with respect to each of our Section 16 Officers or named executive officers. In considering Peer Group compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scope of work, even though they may hold similar titles or nominal positions. Moreover, from the available information about Peer Group compensation, it is not always possible to determine the respective qualitative factors that may influence compensation, such as scope of each executive officer’s responsibilities, their performance during the period under consideration or their perceived importance to their companies’ business, strategy and objectives. Accordingly, the Compensation

Committee looked to information about the Peer Group as one of a number of considerations in establishing executive compensation levels.

Peer Group Change for 2009

Based on the recommendations of Professor Hall, in cooperation with the Company’s Human Resources department and Compensia, the Compensation Committee revised the Peer Group that Infinera will use for making compensation decisions. The size of the Peer Group was maintained at 17 companies, but was modified to more accurately reflect the companies with which the Company competes for talent and to resemble more closely the group of companies that the Company uses for measuring relative financial performance for annual incentive cash payments. To determine the 2009 Peer Group, we considered “market data” that was drawn from the 63 companies on the Radford “Network Products and Services” and “Telecommunications Equipment Providers” lists. From this group of companies, we focused on those that had annual revenues between $200 million and $5 billion and then further limited this “market data” to focus on the 27 companies that had year-over-year growth of at least nine percent. From this “market data” we selected 17 companies as our Peer Group based on their similarity to Infinera in terms of revenue, revenue growth, employee size, industry focus, business strategy and the talent pool in which Infinera competes. Based on the review of market data provided by Compensia and reviewed by Professor Hall, the Compensation Committee does not expect changes to the Peer Group to have a significant impact on the aggregate compensation for Section 16 Officers.

For 2009, the Peer Group will consist of the following companies within the following attributes:

Company	Last Four Quarters Revenue ($MM)(1)	Revenue Growth: Last Four Q/Prev. Four Quarters(1)	Last Four Quarters Net Income ($MM)(1)	Employees at Fiscal Year End(1)	Market Cap ($MM)(1)
ADC Telecommunications	$1,461.7	12.4%	$(2.3)	10,600	$706.4
Blue Coat Systems	$345.5	69.6%	$24.1	1,033	$345.2
Bookham	$247.7	23.4%	$(10.3)	2,393	$39.5
Brocade	$1,408.4	27.4%	$163.5	2,759	$1,383.3
Ciena	$939.0	29.8%	$94.7	2,210	$589.8
Data Domain	$233.7	141.9%	$7.6	705	$1,025.9
F5 Networks	$650.2	23.7%	$74.3	1,582	$1,748.8
Harmonic	$355.5	18.8%	$57.4	658	$425.7
JDS Uniphase	$1,554.1	8.3%	$(31.2)	7,100	$625.3
Juniper Networks	$3,458.1	31.8%	$502.2	5,879	$7,739.8
NetApp	$3,602.1	19.6%	$278.5	7,645	$4,171.0
Polycom	$1,069.6	25.4%	$72.8	2,478	$1,556.3
Riverbed Technology	$317.4	63.7%	$(7.8)	814	$600.5
Sonus Networks	$320.7	6.4%	$(4.8)	926	$378.6
Starent Networks	$234.1	95.9%	$47.2	739	$597.1
Tellabs	$1,789.8	-5.8%	$(936.6)	3,716	$1,480.6
Wind River	$345.7	11.8%	$7.1	1,507	$588.6
Infinera	$496.0	132.2%	$81.5	711	$685.8
Infinera Percent Rank	46.7%	98.6%	77.2%	7.3%	54.6%

(1)	The data on the Peer Group was gathered by Compensia as of November 18, 2008 based on publicly available information.

Principal Elements of Executive Compensation

Base Salaries. Base salary will typically be used to recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. As discussed above, in establishing the 2008 base salaries of our named executive officers, our Compensation Committee took into account a number of factors, including the executive’s seniority, position, functional role and level of responsibility. In addition, we considered the competitive market for corresponding positions within comparable geographic areas and industries. For 2008, base salaries for our senior executives were generally positioned between the 25th and 50th percentile of the 2008 Peer Group, although actual base salaries may be higher or lower than this targeted positioning based on individual factors such as the executive’s seniority, position, functional role and responsibility.

Infinera became publicly traded in 2007. Prior to that time, our executive officers were generally provided below market salaries, but with a larger component of equity compensation. The purpose during that time was to incentivize our executives to drive the long-term value of Infinera and allow them to share in Infinera’s success through the appreciation in the value of our common stock. As with many private companies in the technology sector, our executives were willing to forego larger salaries and cash bonus opportunities that might have otherwise been available in the public company sector for the upside potential in our common stock. Our philosophy following our initial public offering generally has remained the same, in terms of overweighting the equity component of our named executive officers’ compensation relative to their base salary and total cash compensation. However, since our initial public offering we have begun to take steps to align our executives’ pay with those of our Peer Group. Despite our belief that the 25th to 50th percentile range for base salaries generally is on the low side for executives’ fixed compensation for the services they provide, Infinera believes that, at this time, it is reasonable to trail its market targets with respect to base compensation in certain instances and that doing so will still continue to meet our retention needs. For instance, our CEO, Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”) receive base salaries below the 25th percentile compared to our Peer Group. While these executives’ seniority, positions and level of responsibility may justify a higher base salary, we believe their current salaries remain appropriate given that these executives have been with Infinera a number of years (before our initial public offering) and they continue to be motivated by the upside potential in their equity and their bonus opportunities. In the future, we expect that we may increase the salaries for these named executive officers to align them more closely to base salary levels that reflect their seniority, position and level of responsibility within Infinera compared against our Peer Group.

Our VP, Worldwide Sales and our Chief Marketing and Strategy Officers (“CMO”) base salaries were approximately at the 50th percentiles as compared to market data. These two positions have higher base salaries relative to the market data than our other named executive officers, but are at the same absolute level as our other named executive officers because we feel it is important that we maintain similar base salaries among our executives. It has been our determination that each of our named executive officers plays a critical role in our success and having disparate base salaries among our executives does not serve our purpose of striving toward greater success in a unified manner. In the future, we expect to continue to evaluate executives’ contributions to Infinera and balance these determinations with our desire to maintain a certain level of internal pay equity, all in light of market data available at that time.

The base salaries of our named executive officers are reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions. We do not apply specific formulas to determine increases. Generally, executive base salaries are adjusted effective January 1 of each year. At the recommendation of the management team, and in light of the current economic conditions, for 2009, the Compensation Committee decided to freeze base salaries at 2008 levels for each of the Section 16 Officers. The Compensation Committee approved the following base salaries, effective as of January 1, 2008 and 2009.

Name	Base Salary ($)
Jagdeep Singh	300,000
Duston M. Williams	280,000
Scott A. Chandler	280,000
Thomas J. Fallon	280,000
David F. Welch, Ph.D.	280,000

Incentive Bonus. As discussed above, the Company’s compensation objective is to have a significant portion of each Section 16 Officer’s compensation tied to performance. To this end, the Company established an incentive compensation plan (the “2008 Bonus Plan”) that provided for performance-based cash incentive opportunities for certain employees, including each of the Section 16 Officers, other than Mr. Chandler, our VP, Worldwide Sales. In establishing the amount of these bonus compensation amounts, the Compensation Committee evaluated the total target cash compensation (base salary plus target amount of incentive cash payments) and compared it to the market benchmark data discussed above, including the Peer Group.

Under our 2008 Bonus Plan, the corporate objectives for bonuses for all Section 16 Officers, other than Mr. Chandler, were a combination of financial related measures as discussed below. The potential payouts under the 2008 Bonus Plan ranged from 0% to a maximum of 150% of the targeted bonus payouts. The 2008 Bonus Plan did not include a discretionary element for the payment of the bonus to the named executive officers. The Company’s performance for 2008 yielded no bonus payouts under the 2008 Bonus Plan.

In 2008, the Company’s objective was to target total cash compensation at approximately the 50th percentile relative to competitive market practices, although the non-payment under the 2008 Bonus Plan resulted in payments significantly lower than the targeted cash compensation levels. For 2008, the following target bonus percentages, as a percentage of base salary, were applied: Mr. Singh—125%, Mr. Williams—65%, Mr. Fallon—65% and Dr. Welch—65%. The targets for our 2008 Bonus Plan were tied to four financial metrics—invoiced shipments/adjusted GAAP revenue, gross margin on invoiced shipments/adjusted GAAP revenue, cash from operations and operating profit based on invoiced shipments/adjusted GAAP revenue—each of which were set in the first quarter of 2008. These targets were set to be challenging but attainable if Infinera’s financial performance in 2008 was strong. Our 2008 Bonus Plan placed a 25% weighting on each financial metric and provided that attainment above 100% of a performance metric would result in additional bonus payouts on a proportional, straight-line basis. There was no cap on payouts under the 2008 Bonus Plan. The operating profit based on invoiced shipments/adjusted GAAP revenue, which was set at $20 million, was set as a minimum threshold that needed to be achieved in order for any bonus payout to occur under the 2008 Bonus Plan. Since we did not achieve operating profit based on invoiced shipments/adjusted GAAP revenue of at least $20 million in 2008, no one received any bonuses under the 2008 Bonus Plan, including Messrs. Singh, Williams and Fallon and Dr. Welch.

We use invoiced shipment and adjusted GAAP operating measures as an indication of our baseline performance and also in setting targets for our 2008 Bonus Plan. Invoiced shipment measures reflect GAAP results adjusted for changes in our deferred revenue and deferred cost of inventory balances from the prior period. These invoiced shipment results reflect revenue and expenses recognized under GAAP in the current period as well as current period additions to deferred revenue and deferred cost of inventory balances that would have been recognized in the current period if we had established vendor specific objective evidence (VSOE) of fair value for our service offerings. Effective April 2008, we established VSOE of fair value for most of our service offerings. Therefore, beginning in the second quarter of 2008, we used adjusted GAAP operating measures as an indication of our baseline performance and also in setting targets for our 2008 Bonus Plan. Adjusted GAAP results reflect our GAAP results reduced for amounts released from deferred revenue and deferred cost of inventory balances recorded prior to the second quarter of 2008 and previously reported in our invoiced shipment results. Each of these adjustments to our GAAP results were made in order to represent our results as they would have been reflected had we established VSOE of fair value for our service offerings and not been required to recognize revenue ratably. These adjusted GAAP results reflect revenue and expenses recognized under GAAP in the current period less current period subtractions from deferred revenue and deferred cost of inventory balance that would have been recognized in prior periods had we established VSOE at such time. Both invoiced shipments and adjusted GAAP results exclude non-GAAP stock-based compensation expenses as it is difficult to forecast the impact of our share price on these costs. We believe that these non-GAAP financial measures were better measures of our actual operating performance and trends and, thus, were the appropriate measures to use as targets for determining bonus payouts under our 2008 Bonus Plan.

On April 30, 2008, our Compensation Committee made a change to the performance metrics of the 2008 Bonus Plan to reflect the change in our financial results reporting methodology to use “adjusted GAAP” instead of “invoiced shipment” results. At that time, we discussed that the adjusted GAAP metrics would cause results that are approximately 3-5% lower than the invoiced shipment results, which would likely negatively impact any potential payout under the 2008 Bonus Plan, but the Compensation Committee did not change any of the financial targets necessary to achieve bonuses other than the change from invoiced shipment operating measures to adjusted GAAP operating measures.

The bonus payout for Mr. Chandler, our VP, Worldwide Sales, for 2008 was $239,584, or 86% of his target bonus. To maintain his focus on our sales efforts, Mr. Chandler’s bonus for 2008 was solely based on our achievement of an annual invoiced shipment/adjusted GAAP revenue target. The 2008 bonus earned by Mr. Chandler was a percentage of each dollar of invoiced shipments generated by the Company, and includes a higher percentage payout at higher invoiced shipment levels. Mr. Chandler’s annual bonus for 2008 had an expected payout of 100% of his annual salary at 100% achievement of this invoiced shipment/adjusted GAAP revenue target, which was set at $450 million of invoiced shipments/adjusted GAAP revenue, and did not have a threshold or maximum payout. This target was set at a higher level than the invoiced shipment/adjusted GAAP revenue target for our other executive officers under the 2008 Bonus Plan.

In February 2009, the Compensation Committee approved the fiscal year 2009 incentive compensation plan (the “2009 Bonus Plan”) to establish the target bonus amounts and payout criteria for all eligible employees of the Company, including the Section 16 Officers. Any payout under the 2009 Bonus Plan is largely based on achievement by the Company against a mix of financial and operational goals. The financial goals consist of revenue, operating income and relative market share. The 2009 Bonus Plan places a 50% weighting on the financial goals and 50% weighting on the operational goals and establishes minimum thresholds for any bonus payout to occur. In light of the challenging economic climate, the Compensation Committee provided that the 2009 Bonus Plan will measure performance against these financial and operational metrics over both the first and second half of 2009. The 2009 Bonus Plan provides no cap on the financial goals performance metric and sets a 2x cap on the operational goals performance metric. The goals for the 2009 Bonus Plan may be reset for the second half of 2009 by the Compensation Committee. In addition, the Compensation

Committee retains discretion to increase, reduce or eliminate the bonus that otherwise would be payable to an individual under the 2009 Bonus Plan based on actual performance and other factors determined by the Compensation Committee.

Long-Term Equity-Based Incentive Compensation. We believe that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of stock-based awards that fluctuate in value with our stock performance. Our equity incentive plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. In connection with our initial public offering, our Board of Directors adopted the 2007 Equity Incentive Plan, which permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards. Our equity awards are designed to align management’s performance objectives with the interests of our stockholders. Our Compensation Committee grants equity awards to key executives in order to enable them to participate in the long-term appreciation of our stockholder value. Additionally, to the extent equity awards are given, these provide an important retention tool for key executives, as they are in almost all cases subject to vesting over an extended period of time subject to continuing service with the Company.

We use a number of methodologies to make external comparisons when we determine the number of options and awards to be granted to each executive officer. On an individual basis, we compare the fair value of the grants to those executives from the Peer Group using a Black-Scholes valuation for equity awards that is consistent with SFAS 123R. We also compare the overall dilutive impact of our equity programs to the equity practices of the Peer Group and broader technology companies. We believe these comparisons provide important additional context for comparing the competitiveness of our equity-based compensation practices versus the market.

Equity forms a key part of the overall compensation for each executive officer and will be considered each year as part of the annual performance review process. As discussed above, the annual performance equity awards we make to our executive officers will be driven by our sustained performance over time, our executive officers’ ability to impact our results that drive stockholder value, their organization level, their potential to take on roles of increasing responsibility, and competitive equity award levels for similar positions and organization levels in comparable companies. In addition, the Compensation Committee also evaluates the retention value of prior equity awards to an individual based on the potential value of the unvested portion of those equity awards under various scenarios.

In 2008, the Company’s objective was to target long-term equity incentive compensation at the 75th percentile relative to market practices, although actual granted long-term equity award incentive compensation was higher or lower than this targeted positioning. For 2008, according to market survey data, the long-term equity awards granted to our CEO, VP, Worldwide Sales and CFO were between the 30th and 50th percentiles. For our COO and CMO, the long-term equity awards were above the 75th percentile according to market survey data, although there were no direct comparisons for our COO and CMO in our Peer Group. This varying range among our named executive officers reflects the Compensation Committee’s consideration of the factors listed above in the sub-section titled “—Compensation Philosophy and Objectives” as well as each executive officer’s current contributions to future strategic value creation and future potential to create strategic value for Infinera, including the achievement of longer-term critical operating tasks such as driving product development and growing sales in emerging markets. As stated above, we place no particular weight on any given factor, but rather balance these considerations and market benchmark data as a whole with our desire to maintain a certain level of internal pay equity among our senior executives. We believe our named executive officers have each performed their respective duties well, especially in light of these trying economic times. In determining the level of equity compensation to be granted to our CEO, CFO, and VP of Worldwide Sales, we focused primarily on their current equity holdings and the value they might expect to receive from these awards. Additionally, we have determined that the equity awards we grant to our COO, CFO and CMO should be consistent because we feel that their positions and level of responsibility within Infinera are similar and equally important to our success. Also, we have determined that there is insufficient data to determine comparable equity compensation for our COO and CMO relative to our Peer Group. As such, we relied more on maintaining internal pay equity among our COO, CFO and CMO in determining the level of equity provided to our COO and CMO. In the future, we expect to continue to analyze market data for these positions with the hope of being able to better place their compensation within our Peer Group.

In 2008, the Compensation Committee granted stock options to our named executive officers during our annual stock grant process as follows:

Name	Number of Shares
Jagdeep Singh	200,000
Duston M. Williams	125,000
Scott A. Chandler	100,000
Thomas J. Fallon	125,000
David F. Welch, Ph.D.	125,000

As described above, in February 2009, as part of the annual performance review process, the Compensation Committee replaced the annual stock option grant with a grant of performance share units (“PSUs”) that entitle our named executive officers to receive shares of the Company’s common stock based on the Company’s stock price performance over a three-year period as compared to NASDAQ. Specifically, the amount of shares to be issued upon vesting of these PSUs is subject to adjustment within a range of 0.5x to 2.0x of the target award based upon the change in the Company’s common stock price compared to the NASDAQ. The measurement period for the PSUs is as follows: the trailing six month average closing price for both the Company’s common stock and NASDAQ as of December 31, 2011 compared to the trailing 30 calendar day average closing price for both as of December 31, 2008. The annual equity grants were targeted at approximately the 90th percentile, although the financial performance of the Company and the changes in the market price of the Company’s common stock can result in total compensation above or below the target.

In considering the retention value of prior equity awards the Compensation Committee determined that in addition to the annual equity grant of PSUs it was appropriate to provide a one-time retention grant to the Section 16 Officers to provide additional future retentive value to the Section 16 Officer and to further align their interests with those of the stockholders. In considering the retention grants, the Compensation Committee evaluated the retention value of prior equity awards to an individual in light of our recent significant stock price decrease and based on the potential value of the unvested portion of those awards under various scenarios. Long-term equity awards for 2009 include a one-time retention grant that includes a mix of stock options with a twenty-four month vesting schedule and PSUs. The PSUs vest based on the performance of our stock price compared to NASDAQ over a three-year and four-year period from December 31, 2008, with 50% of the PSUs vesting after three years and 50% of the PSUs vesting after four years. As with the PSU awards described above, the amount of shares to be issued upon vesting is subject to adjustment within a range of 0.5x to 2.0x of the target award based upon the change in the Company’s stock price compared to NASDAQ. The measurement periods for these PSUs are as follows: the trailing six month average closing price for both the Company’s common stock and NASDAQ as of December 31, 2011 compared to the trailing 30 calendar day average closing price for both as of December 31, 2008, and the trailing six month average closing price for both the Company’s common stock and NASDAQ as of December 31, 2012 compared to the trailing 30 calendar day average closing price for both as of December 31, 2008.

The following chart summarizes equity awards granted to named executive officers in February 2009:

Name	Annual Grant of PSUs (Target Shares)	Retention Grant of PSUs (Target Shares)	Retention Grant of Options
Jagdeep Singh	200,000	100,000	200,000
Duston M. Williams	100,000	50,000	100,000
Scott A. Chandler	75,000	37,500	75,000
Thomas J. Fallon	100,000	50,000	100,000
David F. Welch, Ph.D.	100,000	50,000	100,000

Perquisites

Our Section 16 Officers are eligible to participate in the same group insurance and employee benefit plans as our other salaried employees. The Company provides employee benefits to all eligible employees, including Section 16 Officers which the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation objective to better enable the Company to attract and retain employees. These benefits include medical, dental, vision, and disability benefits and other plans and programs made available to other eligible employees in the applicable country of residence. At this time, we do not provide special plans or programs for our Section 16 Officers. Accordingly, employee benefits and perquisites are reviewed from time to time only to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of a Section 16 Officer’s compensation package.

The Company sponsors a 401(k) tax-qualified retirement savings plan pursuant to which all U.S. based employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amount prescribed by the Internal Revenue Service. The Company does not provide any matching to these contributions. Other than this plan, the Company does not maintain any other deferred savings plans in which the Section 16 Officers participate. The Company does not maintain or provide any defined benefit plans for its employees.

Change of Control and Severance Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. To that end, the Compensation Committee recognized that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management to the detriment of the Company and our stockholders. Accordingly, the Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility or occurrence of a change of control. As a result, the Company has entered into change of control agreements with each of our vice president level officers and above, including our named executive officers. In accordance with the terms set forth below, the amount of compensation and benefits payable to each named executive officer in a change of control situation has been estimated in the “Estimated Payments and Benefits upon Termination” table on page 33.

Our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer will receive the following benefits if we undergo a change of control transaction and such officer is terminated without cause or is constructively terminated within 12 months following the change of control, subject to the individual’s prior execution of a general release in our favor:

•	50% of the shares subject to the new hire option grant or stock award made to such officer will vest;

•	100% of the unvested shares of each subsequent option or stock award will vest; and

•	the officer will be paid a lump sum equal to twelve months of base salary and will be reimbursed for premiums under COBRA for a period of twelve months.

Our other vice president level officers will receive the following benefits if we undergo a change of control transaction and such officer is terminated without cause or is constructively terminated within 12 months following the change of control, subject to the individual’s prior execution of a general release in our favor:

•	50% of the shares subject to the new hire option grant or stock award made to such officer will vest;

•	50% of the unvested shares of each subsequent option or stock award will vest; and

•	the officer will be paid a lump sum equal to six months of base salary and will be reimbursed for premiums under COBRA for a period of six months.

Stock Ownership Guidelines

Because the Compensation Committee believes that it is important to link the interests of management to those of our stockholders, in 2008 we introduced stock ownership guidelines for our directors and Section 16 Officers. The ownership guidelines require executive officers and Directors of Infinera to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of the effective date of the guidelines or the date of appointment or promotion of the executive officer. The following table lists the specific Infinera share ownership requirements as a multiple of each Section 16 Officers’, or Directors’, base salary or annual cash retainer.

Stock Guideline Ranges	• CEO: 4.0x base salary • COO, CFO and Lead of Engineering: 2.0x base salary • Other Section 16 Officers: 1.0x base salary • Non-Employee Directors: 2.0x annual cash retainer

For purposes of calculating the stock ownership of each Section 16 Officer and Director, Infinera common stock owned or beneficially owned are included, together with the vested but unexercised options—to the extent that such options have a strike price lower than the price of Infinera’s common stock. Each of our Section 16 Officers has either satisfied these ownership guidelines or had time remaining to do so as of December 27, 2008.

Stock Option Granting Policy

In 2007, the Compensation Committee approved a policy for granting stock options and equity awards. Under this policy, new hire and ad hoc promotional and adjustment grants to non-executive employees are granted monthly on the first Monday of each month by the Non-Executive Equity Award Committee. The Compensation Committee delegated authority to this subcommittee to make certain equity award grants. The subcommittee is comprised of our CEO, our Chief Legal Officer and our VP of Human Resources. Grants by this subcommittee must be consistent with the annual grant guidelines that are reviewed and approved by the Compensation Committee. All new hire grants to Section 16 Officers and grants that are outside of the pre-approved Compensation Committee guidelines must be made by the Compensation Committee. Annual performance equity awards for Section 16 Officers and Directors typically are scheduled to occur during the first open trading window of each new calendar year. Annual performance equity awards for all other employees are scheduled to occur as part of the monthly meetings of this subcommittee.

Revision of Financial Metrics

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a revision.

Tax and Accounting Treatment of Compensation

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to certain other of our most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit are available for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our chief executive officer and certain other of our most highly compensated officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in its compensation decisions.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our executives is both appropriate and responsive to the goal of improving stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Reed E. Hundt, Chairman

Hugh C. Martin

Carl Redfield

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provides all of the compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and our three other highest paid executive officers as of the end of fiscal 2008. As previously noted, we refer to these executive officers as our “named executive officers.”

The summary compensation table below represents “total compensation” in accordance with SEC requirements. This amount is not the actual compensation received by our named executive officers during the years reported. Total compensation includes the dollar amount set forth in the “Option Awards” column, which reflects the compensation expense that we recognized for financial statement reporting purposes for share-based compensation during these years. By way of example, for fiscal 2008, these amounts reflect expense related to equity awards granted to our named executive officers in fiscal 2008, as well as grants made in prior fiscal years, to the extent such awards remained unvested in whole or in part at the beginning of fiscal 2008. The compensation expense that we record for financial statement reporting purposes likely will vary from the amounts actually realized by any named executive officer based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, and the price of our common stock. The actual value realized by our named executive officers from the vesting of option awards during fiscal 2008 is presented in the “2008 Option Exercises” table below. Details about the equity awards granted to our named executive officers during fiscal 2008 can be found in the “2008 Grants of Plan Based Awards” table.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation ($)(2)		Total ($)
Jagdeep Singh	2008	298,385	—	1,257,526	—		1,555,911
President, Chief Executive Officer and Chairman of the Board	2007	219,500	—	598,025	460,000		1,277,525
Duston M. Williams	2008	279,308	—	700,223	—		979,531
Chief Financial Officer	2007	250,000	—	337,311	250,000		837,331
Scott A. Chandler	2008	278,731	2,734	420,829	239,585	(3)	941,879
VP, Worldwide Sales	2007	225,000	—	163,335	325,807		714,142
Thomas J. Fallon	2008	263,154	—	640,538	—		903,692
Chief Operating Officer	2007	230,962	—	278,532	300,000		809,494
David F. Welch, Ph.D.	2008	278,846	—	665,647	—		944,493
Chief Marketing and Strategy Officer	2007	219,500	—	298,222	184,000		701,722

(1)

The amounts in this column represent the dollar amount recognized for financial statement purposes in 2008, computed in accordance with FAS 123(R), and thus may include amounts from options granted in years prior to 2008. See Note 1 of the notes to our consolidated financial statements contained in our 2008 Annual Report on Form 10-K filed on February 17, 2009 for a discussion of all assumptions made by us in determining the FAS 123(R) values of equity awards.

(2)

These amounts represent annual incentive bonus awards under the 2008 Bonus Plan, which is discussed and analyzed beginning on page 23. See the “2008 Grants of Plan-Based Awards” table for more information on each annual incentive award in fiscal 2008.

(3)	Mr. Chandler earned this amount during 2008 solely through sales commissions related to certain individual performance targets of which $33,209 will be paid in 2009.

2008 Grants of Plan Based Awards

The following table sets forth information regarding fiscal 2008 annual incentive bonus awards and each equity award granted to our named executive officers during fiscal year 2008. Columns otherwise required by SEC rules are omitted where there is no amount to report.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)

Jagdeep Singh	Stock option	2/28/2008	375,000	562,500	200,000	13.00	1,764,580
Duston M. Williams	Stock option	2/28/2008	182,000	273,000	125,000	13.00	1,102,863
Scott A. Chandler	Stock option	2/28/2008	280,000	n/a	100,000	13.00	882,290
Thomas J. Fallon	Stock option	2/28/2008	182,000	273,000	125,000	13.00	1,102,863
David F. Welch, Ph.D.	Stock option	2/28/2008	182,000	273,000	125,000	13.00	1,102,863

(1)	Represents the fair value of each stock option as of the date it was granted, computed in accordance with FAS 123(R).

Description of Awards Granted in 2008

The following narrative discusses the material information necessary to understand the information in the table above.

Option Awards. Each of Messrs. Singh, Williams, Chandler and Fallon and Dr. Welch were granted options on February 28, 2008 to purchase the respective shares of common stock as indicated above in the 2008 Grants of Plan Based Awards table. These options, which were granted under our 2007 Equity Incentive Plan, vest monthly over five years beginning on March 28, 2008.

For each equity award made to our named executive officers during fiscal 2008, the date the award was approved by our Compensation Committee was the same as the grant date. During fiscal 2008, we made equity grants to named executive officers solely in the form of stock options. Stock option awards granted to named executive officers during fiscal 2008 have a ten-year term and vest in equal monthly installments over a five-year term following the date of grant.

Non-Equity Incentive Plan Awards. These amounts reflect the potential target and maximum annual incentive bonus awards payable under the 2008 Bonus Plan. Amounts actually earned under the 2008 Bonus Plan are reported in the “Non-Equity Incentive Plan Compensation” column of the “2008 Summary Compensation Table” above.

The target amount paid under the 2008 Bonus Plan varies depending on how actual performance compares to the established performance goals set forth on page 23 of the Compensation Discussion and Analysis section of this Proxy Statement. Participants in the 2008 Bonus Plan must have been employed at the end of 2008 to receive the bonus payment. Mr. Chandler’s bonus for 2008 was based on the range of payments possible upon satisfaction of applicable invoiced shipments targets. The actual amounts earned by the named executive officers during fiscal 2008 are set forth in the 2008 “Non-Equity Incentive Plan Compensation” column of the “2008 Summary Compensation Table” above.

Calculation of Grant Date Fair Value. The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column reflects, for each equity award granted during fiscal 2008, the total compensation expense for financial reporting purposes that we expect to incur, as of the date of grant, over the entire vesting period of the stock option award. A portion of this amount is included in our summary compensation table each year during the equity award’s vesting. The grant date fair value likely will vary from the amount actually realized by any named executive officer based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, and the price of our common stock. For stock options, we calculate grant date fair value using the Black-Scholes option pricing model.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth information regarding each unexercised option held by each of our named executive officers as of December 27, 2008. The vesting conditions for each award are set forth in the footnotes below the table.

	Option Awards
Name	Grant Date	Number of Securities Underlying Options Total Grant (#)	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Jagdeep Singh	11/28/2005	274,999	274,999	(1)	—	1.32	11/28/2015
	8/8/2006	375,000	375,000	(2)	—	2.00	8/8/2016
	6/6/2007	412,500	137,500	(3)	275,000	13.00	6/6/2017
	2/28/2008	200,000	29,999	(4)	170,001	13.00	2/28/2018
Duston M. Williams	8/8/2006	375,000	250,000	(5)	—	2.00	8/8/2016
	6/6/2007	206,250	61,875	(6)	144,375	13.00	6/6/2017
	2/28/2008	125,000	18,749	(7)	106,251	13.00	2/28/2018
Scott A. Chandler	11/28/2005	66,250	10,953	(8)	—	1.32	11/28/2015
	8/8/2006	62,500	24,758	(9)	—	2.00	8/8/2016
	6/6/2007	123,750	14,443	(10)	82,500	13.00	6/6/2017
	2/28/2008	100,000	14,999	(11)	85,001	13.00	2/28/2018
Thomas J. Fallon	8/8/2006	100,000	100,000	(12)	—	2.00	8/8/2016
	6/6/2007	206,250	68,750	(13)	137,500	13.00	6/6/2017
	2/28/2008	125,000	18,749	(14)	106,251	13.00	2/28/2018
David F. Welch, Ph.D.	8/8/2006	187,500	187,500	(15)	—	2.00	8/8/2016
	6/6/2007	206,250	68,750	(16)	137,500	13.00	6/6/2017
	2/28/2008	125,000	18,749	(17)	106,251	13.00	2/28/2018

(1)	1/48th of the shares vested on August 26, 2005, thereafter the option vests with respect to 5,729 shares after each month of service.
(2)	1/48th of the shares vested on July 29, 2006, thereafter the option vests with respect to 7,813 shares after each month of service.
(3)	Starting on April 24, 2007, the option vests with respect to 6,875 shares after each month of service.
(4)	Starting on February 28, 2008, the option vests with respect to 3,333 shares after each month of service.
(5)	1/4th of the shares vested on June 19, 2007, thereafter the option vests with respect to 7,813 shares after each month of service.
(6)	Starting on July 19, 2007, the option vests with respect to 3,438 shares after each month of service.
(7)	Starting on February 28, 2008, the option vests with respect to 2,083 shares after each month of service.

(8)	1/48 th of the shares vested on August 26, 2005, thereafter the option vests with respect to 1,558 shares after each month of service.
(9)	1/48th of the shares vested on July 29, 2006, thereafter the option vests with respect to 1,302 shares after each month of service.
(10)	Starting on April 24, 2007, the option vests with respect to 2,063 shares after each month of service.
(11)	Starting on February 28, 2008, the option vests with respect to 1,667 shares after each month of service.
(12)	1/48 th of the shares vested on July 29, 2006, thereafter the option vests with respect to 2,083 shares after each month of service.
(13)	Starting on April 24, 2007, the option vests with respect to 3,438 shares after each month of service.
(14)	Starting on February 28, 2008, the option vests with respect to 2,083 shares after each month of service.
(15)	1/48 th of the shares vested on July 29, 2006, thereafter the option vests with respect to 3,906 shares after each month of service.
(16)	Starting on April 24, 2007, the option vests with respect to 3,438 shares after each month of service.
(17)	Starting on February 28, 2008, the option vests with respect to 2,083 shares after each month of service.

2008 Option Exercises

The following table presents information regarding stock options exercised by our named executive officers during 2008. The value realized upon exercise is a pre-tax amount that is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Information as to value does not take into account reductions related to withholding tax, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts.

	Option Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Scott A. Chandler	7/6/2004	15,000	208,917
	2/2/2005	4,378	47,638
	11/28/2005	16,416	177,990
	8/8/2006	33,495	426,074
	6/6/2007	26,807	385,064

	Total	96,096	1,245,683

Change of Control and Severance Arrangements

Acceleration

Our named executive officers are entitled to the following option acceleration upon the occurrence of a change of control and qualifying termination pursuant to the terms of an Amended and Restated Change of Control Agreement entered into with each of these officers:

Each option granted to Messrs. Singh, Williams and Fallon will vest with respect to 50% of the shares subject to their new hire option grant or stock award, along with 100% of the unvested shares of each subsequent option or stock award. Mr. Williams is also entitled to an additional two years vesting of his initial option grant if he is terminated without Cause (as defined below) in connection with the appointment of a new chief executive officer.

Each option granted to Mr. Chandler and Dr. Welch will vest with respect to 50% of the shares subject to his new hire option grant or stock awards and 50% of the unvested shares of each subsequent option or stock award upon a change of control.

A change of control (“Change of Control”) includes:

•	a merger of Infinera after which our own stockholders own 50% or less of the surviving corporation or its parent company; or

•	a sale of all or substantially all of our assets.

A qualifying termination includes:

•

If (i) within twelve (12) months following a Change of Control, (A) the Company (or any parent or subsidiary of the Company) terminates an executive’s employment without Cause, or (B) an executive resigns his or her employment as a result of a Constructive Termination (as defined below), and (ii) the executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then the executive will receive severance from the Company.

Severance

Messrs. Singh, Williams and Fallon will be paid upon a Change of Control and qualifying termination, a lump sum severance payment equal to 12 months of his respective base salary and will be provided with up to 12 months of reimbursements by the Company for continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Mr. Williams is also entitled to an additional two years of vesting of his initial new hire option grant if he is terminated without Cause in connection with the appointment of a new chief executive officer.

Mr. Chandler and Dr. Welch will be paid upon a Change of Control and termination, a lump sum severance payment equal to six months of base salary and will be provided with up to six months of reimbursements by the Company for continued coverage pursuant to COBRA.

A condition to receipt of any Change of Control benefit is that the named executive officer signs a standard release of claims with the Company in a form acceptable to the Company.

For purposes of these severance and change of control arrangements, “Cause” and “Constructive Termination” have the following meanings:

Cause: (i) an executive’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) an executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by an executive of any proprietary information or trade secrets of the Company or any other party to whom an executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) an executive’s willful breach of any of his or her obligations under any written agreement or covenant with the Company.

Constructive Termination: an executive’s resignation as a result of, and within three (3) months following the expiration of any Company cure period following the occurrence of one or more of the following: (i) a material reduction in an executive’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by an executive immediately before such reduction, or (ii) a material reduction in an executive’s base salary (in other words, a reduction of more than five percent of an executive’s base salary within the twelve-month period following a Change of Control), other than in connection with and consistent with a general reduction of all employee base salaries.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive officer in each termination and Change of Control situation has been estimated in the table below. The value of the option and common stock vesting acceleration was calculated based on the assumption that the Change of Control and the executive’s employment termination occurred on December 27, 2008. The closing price of our stock as of the last day prior to our yearly close, December 26, 2008, was $8.55, which was used as the value of our stock in the calculations. The value of the vesting acceleration was calculated by multiplying the number of accelerated option shares and common stock as of December 27, 2008 by the spread between the closing price of our stock as of December 27, 2008 and the exercise price for such shares.

		Potential Payments in Connection With:
		Non-Change of Control			Change of Control
Name	Type of Benefit	Termination Without Cause ($)	Termination Without Cause after Change of CEO ($)		Termination Without Cause or Constructively Terminated After Change of Control ($)
Jagdeep Singh	- Cash Severance	—	—		300,000
	- Vesting Acceleration(1)	—	—		1,262,228
	- Continued Coverage of Employee Benefits	15,300	—		15,300
	- Accrued Vacation Pay	70,385	—		70,385

	- Total Benefits	85,685	—		1,647,913

Duston M. Williams	- Cash Severance	—	—		280,000
	- Vesting Acceleration(2)	—	921,094	(2a)	921,094
	- Continued Coverage of Employee Benefits	16,824	—		16,824
	- Accrued Vacation Pay	23,294	23,294		23,294

	- Total Benefits	40,118	944,388		1,241,212

Scott A. Chandler	- Cash Severance	—	—		140,000
	- Vesting Acceleration(3)	—	—		115,652
	- Continued Coverage of Employee Benefits	8,034	—		8,034
	- Accrued Vacation Pay	63,293	—		63,293

	- Total Benefits	71,327	—		326,979

Thomas J. Fallon	- Cash Severance	—	—		280,000
	- Vesting Acceleration(4)	—	—		372,627
	- Continued Coverage of Employee Benefits	16,824	—		16,824
	- Accrued Vacation Pay	8,537	—		8,537

	- Total Benefits	25,361	—		677,988

David F. Welch, Ph.D.	- Cash Severance	—	—		140,000
	- Vesting Acceleration(5)	—	—		299,746
	- Continued Coverage of Employee Benefits	8,412	—		8,412
	- Accrued Vacation Pay	31,998	—		31,998

	- Total Benefits	40,410	—		480,156

(1)	The vesting of 633,544 shares of common stock would accelerate if he were terminated without Cause or Constructively Terminated in connection with a Change of Control as of December 27, 2008.
(2)

The vesting of 391,251 shares of common stock would accelerate if he were terminated without Cause or Constructively Terminated in connection with a Change of Control or (2a) 140,625 shares of common stock would accelerate if he were terminated without Cause in connection with the appointment of a new chief executive officer as of December 27, 2008.

(3)	The vesting of 100,910 shares of common stock would accelerate if he were terminated without Cause or Constructively Terminated in connection with a Change of Control as of December 27, 2008.
(4)	The vesting of 299,013 shares of common stock would accelerate if he were terminated without Cause or Constructively Terminated in connection with a Change of Control as of December 27, 2008.
(5)	The vesting of 166,824 shares of common stock would accelerate if he were terminated without Cause or Constructively Terminated in connection with a Change of Control as of December 27, 2008.

Compensation of Directors

During 2008, each non-employee member of our Board of Directors received an annual retainer of $30,000, fees of $2,000 per meeting of the Board of Directors attended in person and $1,000 per meeting attended telephonically, and our lead independent director received an additional annual retainer of $15,000. In addition, the chairperson of the Audit Committee received an annual retainer of $10,000 and the chairperson of each of the Compensation Committee and Nominating and Governance Committee received an annual retainer of $5,000. Each chairperson of the Audit Committee, Compensation Committee and Nominating and Governance Committee is entitled to fees of $1,000 per committee meeting attended in person or telephonically. In addition, we have a policy of reimbursing our directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board of Directors or committee meetings.

On May 13, 2008, we awarded annual stock options covering of 12,500 shares to each non-employee member of the Board of Directors. These options vest monthly over a one-year period.

Future non-employee directors will be entitled to an initial stock option award to purchase 50,000 shares of our common stock upon such director’s election to the Board of Directors. The option shall vest over a four-year period with 25% vesting after the first twelve months of service and the remainder vesting ratably each month thereafter over the next three years. In February 2009, in connection with the grant of PSUs to the Section 16 Officers of the Company and at the recommendation of our Nominating and Governance Committee, the Board of Directors approved an equity grant of 15,000 PSUs to each non-employee member of the Board of Directors. This PSU grant was intended to align the interests of the non-employee members of the Board of Director with the executives of the Company and the stockholders. These PSUs entitle the director to receive shares of the Company’s common stock based on the Company’s common stock price performance over a three year period as compared to NASDAQ. The amount of shares to be awarded upon vesting is subject to adjustment within a range of 0.5x to 2.0x payout of shares based upon the change in the Company’s common stock price as measured against the change of the NASDAQ. The measurement period for the PSUs is the trailing six month average closing price for both the Company’s common stock and NASDAQ as of December 31, 2011 compared to the trailing 30 calendar day average closing price for both as of December 31, 2008.

Annual equity grants for a non-employee member of the Board of Directors are not made in the same year as the initial equity grants for such member of the Board of Directors.

The following table sets forth all of the compensation awarded to, earned by, or paid to our non-employee members of the Board of Directors in fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)		Total ($)
Alexandre Balkanski, Ph.D.	42,000	130,042	(3)	172,042
Kenneth A. Goldman	51,000	102,583	(4)	153,583
Reed E. Hundt	42,000	135,700	(5)	177,700
Hugh Martin	27,000	106,895	(6)	133,395
Dan Maydan, Ph.D.	32,000	96,614	(7)	128,614
Carl Redfield	42,000	109,187	(8)	151,187

(1)	The amounts in this column represent cash compensation paid to the director for services during 2008.
(2)

The amounts in this column represent the dollar amount recognized for financial statement reporting purposes in 2008, computed in accordance with FAS 123(R), and thus may include amounts from options granted in years prior to 2008.

(3)

On May 13, 2008, Dr. Balkanski was granted an option to purchase 12,500 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $95,781. As of December 27, 2008, Dr. Balkanski held outstanding options to purchase an aggregate of 100,000 shares of our common stock. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 17, 2009, for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(4)

On May 13, 2008, Mr. Goldman was granted an option to purchase 12,500 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $95,781. As of December 27, 2008, Mr. Goldman held outstanding options to purchase an aggregate of 42,969 shares of our common stock. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 17, 2009, for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(5)

On May 13, 2008, Mr. Hundt was granted an option to purchase 12,500 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $95,781. As of December 27, 2008, Mr. Hundt held outstanding options to purchase an aggregate of 37,500 shares of our common stock. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 17, 2009, for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(6)

On May 13, 2008, Mr. Martin was granted an option to purchase 12,500 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $95,781. As of December 27, 2008, Mr. Martin held outstanding options to purchase an aggregate of 68,750 shares of our common stock. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 17, 2009, for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(7)

On May 13, 2008, Mr. Maydan was granted an option to purchase 12,500 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $95,781. As of December 27, 2008, Mr. Maydan held outstanding options to purchase an aggregate of 25,000 shares of our common stock. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 17, 2009, for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(8)

On May 13, 2008, Mr. Redfield was granted an option to purchase 12,500 shares of our common stock. The grant date fair value of such option, computed in accordance with FAS 123(R), was $95,781. As of December 27, 2008, Mr. Redfield held outstanding options to purchase an aggregate of 25,000 shares of our common stock. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 17, 2009, for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. All of the transactions described above were entered into prior to the adoption of this policy.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for the 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”), stockholder proposals must comply with our Amended and Restated Bylaws (“Bylaws”) and the requirements of Rule 14a-8 under the Exchange Act and be received by our Secretary at our principal executive offices no later than December 28, 2009, or no later than one hundred twenty (120) calendar days before the one year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s annual meeting of stockholders.

To be raised at the 2010 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give timely notice thereof in proper written form to our Secretary of any business, including nominations of directors for our Board of Directors that the stockholder wishes to raise at our 2010 Annual Meeting. To be timely, the stockholder notice must be received by our Secretary not later than March 13, 2010 nor earlier than February 11, 2010, or no later than the 45th day nor earlier than the 75th day before the one year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s annual meeting of stockholders, in order to be raised at our 2010 Annual Meeting. To be in proper written form, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws. In connection with a stockholder nomination of a candidate for our Board of Directors, the stockholder notice must also include contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at http://www.infinera.com.

Under Rule 14a-8 of the Exchange Act, if the date of the 2010 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2010 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of this year’s Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to the 2010 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2010 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2010 Annual Meeting is first made.

If we receive notice of a matter to come before the 2010 Annual Meeting that is not in accordance with the deadlines described above and as more fully set forth in our Bylaws and Rule 14a-8 of the Exchange Act, we will use our discretion in determining whether or not to bring such matter before the 2010 Annual Meeting. If such matter is brought before the 2010 Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Infinera stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report on Form 10-K or if you would like an additional copy of any of the proxy materials, please notify your broker and direct your written request to Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089, Attn: Secretary, or call (408) 572-5200. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/S/ MICHAEL O. MCCARTHY, III
Michael O. McCarthy, III Chief Legal Officer and Corporate Secretary

April 27, 2009

INFINERA CORPORATION ATTN: CORPORATE SECRETARY 169 JAVA DRIVE

SUNNYVALE, CA 94089

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: INFNR1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFINERA CORPORATION

Vote On Directors

1. To elect the following Class II directors to serve until the 2012 annual meeting of stockholders or until successors have been duly elected and qualified.

Class II Director Nominees: For Against

1a. Dan Maydan, Ph.D.

1b. Jagdeep Singh

Vote On Proposals For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Infinera Corporation for its fiscal year ending December 26, 2009.

3. Approval of a stock option exchange program.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

PROXY

INFINERA CORPORATION

Annual Meeting of Stockholders - June 11, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ita Brennan and Michael O. McCarthy III, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 11, 2009 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

(Continued, and to be marked, dated and signed, on the other side)